UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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S&T Bancorp, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TO THE SHAREHOLDERS OF S&T BANCORP, INC.

Our strategic growth plan, coupled with improving economic market conditions, allowed S&T Bancorp, Inc. (S&T) to achieve positive transformation and financial success in 2013 – across our business units, on our balance sheet, at our local branches and throughout the organization. We solidified our integration of both our Mainline and Gateway customers, expanded our commercial banking operations in Ohio and Pennsylvania, consolidated and enhanced our retail banking network, and saw direct benefits from our collaboration initiatives across all lines of business. In short, S&T had a great year, and we are well positioned to continue our upward trajectory in 2014.

THE YEAR AT S&T: 2013 PERFORMANCE HIGHLIGHTS

It was a year of significant growth at S&T. Net income rose to a five-year high, reaching $50.5 million – a 48 percent increase over our 2012 earnings of $34.2 million. Earnings per share increased 44 percent to $1.70 – compared to $1.18 in 2012. From year-end 2012 to year-end 2013 our stock price increased by 40 percent from $18.07 to $25.31, and we increased our quarterly dividend by 6.7 percent during the fourth quarter of 2013. The successes we realized in 2013 can be attributed to our ability to execute our key strategic initiatives of growing loans, improving asset quality and controlling expenses.

Strengthening and expanding our loan business returned solid results. Loan growth in 2013 was $220 million, or 6.6 percent. Growing our commercial and consumer loan portfolios was a strategic focus, and our goal was not only to expand our geographic footprint, but to also expand our sales team. We’re proud to report that we’ve done both. The Northeast Ohio loan production office (LPO) was responsible for approximately $95 million of loan growth during the year. Furthermore since January of 2013, we have added nine commercial lenders in our 11 county Pennsylvania market area to strengthen our sales teams’ expertise.

Asset quality improved significantly in 2013. The provision for loan losses decreased by 64 percent to $8.3 million, compared to $22.8 million in 2012. Net charge-offs fell by $16.6 million – 66 percent year-over-year. Total non-performing loans decreased by 59 percent to $22.5 million, or 0.63 percent of total loans. These significant improvements in asset quality were due to our deliberate focus on actively identifying, managing and resolving problem loans.

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Expense control and operational efficiency were important contributors in 2013. Branch operations were evaluated to ensure efficiency, resulting in the closure of two community bank locations and two drive-up facilities. Throughout our footprint, we also managed personnel expenses by strategically reallocating staff when possible.

In addition, we instituted our branch capture initiative, which improved operating efficiencies around check processing. We also entered into a partnership agreement with a merchant card processor. The decision to sell our merchant card servicing business enabled us to maintain referral revenue while eliminating much of the associated cost with running this business.

ACCOMPLISHMENTS

S&T has always been focused on personalized service, solutions, and most importantly, trust. We do this so that we can achieve our vision to become the financial service provider of choice in the markets we serve by delivering exceptional customer service…one customer at a time. We put relationships first, and by focusing on that, we’ve been able to differentiate ourselves in the marketplace. In 2013, we revisited the basics of relationship banking and applied its principles to further prioritize relationships and exceptional customer service in order to achieve strong financial performance.

Relationship banking was a key driver in the way our customer-centric, collaborative business model took hold in 2013. In recent years, we made deliberate investments in developing and supporting a collaborative culture that serves our customers holistically, understanding the full spectrum of their needs and how our complete portfolio of products and services becomes part of an integrated solution. Concerted efforts to apply technology, cross-promotion and collaboration created new opportunities for additional services, fueling a continuous stream of qualified referrals and providing a competitive advantage for every line of business.

Our Retail Banking was a prime example of relationship banking. Investments in technology and customer analytics helped us identify client needs, redesign products and pricing, and present an improved value proposition. We enhanced our suite of mobile banking products by introducing mobile deposit, and customers responded in an overwhelmingly positive way by doubling our weekly enrollment levels.

Wealth Management experienced growth in internal referrals on the strength of the collaborative model with a stronger, more robust connection to Retail Banking. Wealth Management also realigned its internal business groups to better serve identified customer segments. Total assets under management for Wealth Management increased for the year to $1.9 billion, a nine percent rise.

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Revenues for Evergreen Insurance grew based on a new level of collaboration with Commercial Banking and a reorganization to better align its business with various customer segments, including commercial, small business and retail. Strong response, especially from Commercial Banking clients, points to solid growth opportunities for 2014.

S&T introduced a number of initiatives to grow business in 2013 and the acquisition of talent was a top priority. Our strong market position and long-standing reputation as an exceptional employer enabled us to attract the highest caliber talent to our team. This endeavor also helped us to enter new markets more efficiently. We completed our first full year of operation in our Loan Production Office (LPO) in Northeast Ohio, and we finalized expansion plans that resulted in a new LPO opening in Central Ohio in early 2014. Additionally we hired a team that is currently leading our expansion efforts in the State College, Pennsylvania region.

S&T was nationally recognized as one of just 50 companies considered to be the “2013 Best Employers for Workers Over 50” by the American Association of Retired Persons (AARP). And we were also named to the prestigious Sandler O’Neill Sm-All Stars Class of 2013, an annual list that recognizes top-performing small-cap banks and thrifts across the nation.

Locally, we remained committed to education. Throughout 2013 we talked with more than 7,000 students and visited 64 schools as part of the Teach Children to Save and Get Smart About Credit programs through the ABA, and we provided $206,475 through the Educational Improvement Tax Credit Program (EITC) to 29 schools. In 2013 S&T Bank again awarded more than $30,000 to deserving students to advance their educations.

S&T acknowledges the service of three of our board members.

James C. Miller, former CEO and president of S&T Bancorp, stepped down as chairman of the S&T Bancorp Board of Directors in May of 2013 – a post he held since 2004. Miller’s steady leadership over the years has guided the bank through many changes including a number of pivotal acquisitions that enabled us to expand our geographic footprint. He will continue to serve on the board of directors going forward.

S&T also welcomed Charles G. Urtin as the newly appointed chairman of the board. The former vice chairman joined the board of directors in 2008 following S&T’s acquisition of Irwin Bank and IBT Bancorp, Inc. Urtin spent 24 years at Irwin Bank and was named its chief executive officer in 1999. His extensive knowledge of the banking industry will serve us well in his new role.

Lastly, Director Charles A. Spadafora announced his intention to retire from the board of directors at our 2014 Annual Shareholders Meeting. Spadafora served in this capacity for more than three decades during which he offered keen insight, strong business acumen, and a true commitment to community, for which we are grateful.

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OUTLOOK

In 2013 S&T made strategic moves to improve performance. Our focus and dedication to these initiatives paid off, and we are now well positioned to continue our growth in 2014. We’re seeing strong momentum in all of our lines of business, and our team members have never been more motivated or well supported to make a difference.

Several highlights will drive a significant portion of our value creation framework for the year. First, we will maintain our focus on loan growth as it relates to our LPO initiatives. Second, we will focus on opportunities to grow our noninterest income in our lines of business. And third, we will pursue a strong position in deposit growth to anchor and support our increased lending activities.

S&T will also work to attract and maintain top talent in order to execute each of these strategies and, together with our strong capital position, we will be well positioned to take advantage of business opportunities as they arise.

At S&T, we see the creation of shareholder value in everything we do. We continue to work to make this company an investment you can be proud of, and we thank you for your continued support.

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S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 19, 2014

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on May 19, 2014, at 10:00 a.m. Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of thirteen directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2014;

3.	To approve a non-binding advisory proposal on the compensation of S&T’s executive officers;

4.	To approve the adoption of the S&T Bancorp, Inc. 2014 Incentive Plan; and

5	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 21, 2014 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

Indiana, Pennsylvania

April 8, 2014

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2014, FOR THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS, AND FOR THE APPROVAL OF THE ADOPTION OF THE S&T BANCORP, INC. 2014 INCENTIVE PLAN.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON May 19, 2014

The Securities and Exchange Commission (the “SEC”) adopted the Notice and Access rule, whereby corporate issuers must make proxy materials available on a public website, and may choose to send a Notice of Internet Availability of Proxy Materials (“Notice”) in place of the complete proxy package. For our 2014 Annual Meeting, to save significant printing and mailing expenses, S&T mailed a Notice to all shareholders, who had not previously elected to receive their proxy materials through the mail, to inform them of the electronic availability of the proxy materials 40 days in advance of the Annual Meeting.

S&T’s Proxy Statement for the 2014 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K in a combined document for the fiscal year ended December 31, 2013 are available at http://proxyvote.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

For our 2015 Annual Meeting, you can help us save significant printing and mailing expenses by consenting to access our proxy materials and annual report electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by following the prompts for consenting to electronic access, if voting by telephone, or by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for the meeting. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s annual meeting you will receive notification when the proxy materials and annual report are available for on-line review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to AST at the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.

S&T BANCORP, INC.

2014 PROXY STATEMENT

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD May 19, 2014

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about April 8, 2014.

At the Annual Meeting, shareholders of S&T will be asked to elect thirteen directors of S&T to serve a one-year term, to approve the ratification of the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2014, to approve a non-binding advisory proposal on the compensation of S&T’s executive officers and to approve the adoption of the S&T Bancorp, Inc. 2014 Incentive Plan.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Time and Place

The Annual Meeting will be held on May 19, 2014, at 10:00 a.m. Eastern Time at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701.

Record Date, Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on March 21, 2014 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,185 record holders of the Common Stock and 29,737,219 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock. Abstentions are counted for purposes of determining the presence or the absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Brokers and banks have discretionary authority to vote shares in absence of instructions considered “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters, such as the election of directors, the advisory vote on the approval of executive compensation and the approval of the S&T Bancorp, Inc. 2014 Incentive Plan. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the thirteen nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. The ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2014, the approval of the non-binding advisory proposal on the compensation of S&T’s executive officers, and the approval of the adoption of the S&T Bancorp, Inc. 2014 Incentive Plan require the affirmative vote of a majority of the votes cast at the Annual Meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR” the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2014. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T has engaged AST Phoenix Advisors to help solicit proxies for the Annual Meeting, and will pay AST Phoenix Advisors $7,000, plus its out-of-pocket expenses, for the solicitation of proxies. S&T may also solicit proxies personally or by telephone, through its directors, officers and regular employees. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

Internet Availability of Proxy Materials

S&T’s Proxy Statement for the 2014 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, are available at http://proxyvote.com.

BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2013, and S&T has relied solely on information provided in the public filings made by the holders below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock Inc.	2,703,542	(1)	9.10%
	40 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group, Inc.	1,767,766	(2)	5.94%
	100 Vanguard Blvd.
	Malvern, PA 19355

(1)	According to its Schedule 13G filed with the SEC on January 30, 2014, BlackRock, Inc. has sole dispositive power of 2,703,542 shares and sole voting power of 2,581,005 shares. The percentage of ownership is calculated as of the filing date of the Schedule 13G.

(2)	According to its Schedule 13G filed with the SEC on February 12, 2014, The Vanguard Group, Inc. has sole dispositive power for 1,728,156 shares and shared dispositive voting power for 39,610 shares. The number of shares Vanguard Group, Inc. has sole power to vote or direct to vote is 42,810. The percentage of ownership is calculated as of the filing date of the Schedule 13G.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of March 21, 2014, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and each of the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned(1)	Percent Owned
David G. Antolik	35,682	*
Todd D. Brice	99,311	*
John J. Delaney	72,871	*
Michael J. Donnelly	29,833	*
William J. Gatti	27,652	*
Jeffrey D. Grube	24,121	*
Frank W. Jones	29,382	*
Joseph A. Kirk	68,965	*
Mark Kochvar	46,549	*
David L. Krieger	37,777	*
James C. Miller	92,469	*
Fred J. Morelli, Jr.	1,771	*
Frank J. Palermo, Jr.	11,982	*
David P. Ruddock	55,655	*
Gary M. Small(2)	2,248	*
Charles A. Spadafora(3)	50,110	*
Christine J. Toretti	25,226	*
Charles G. Urtin	23,243	*
All current directors and executive officers as a group (25 persons)	842,452	2.81%

(1)	May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of March 21, 2014: Mr. Antolik, 20,000 shares; Mr. Brice, 25,000 shares; Mr. Delaney, 5,000 shares; Mr. Donnelly, 5,000 shares; Mr. Gatti, 5,000 shares; Mr. Grube, 5,000 shares; Mr. Jones, 5,000 shares; Mr. Kirk, 5,000 shares; Mr. Kochvar, 13,000; Mr. Krieger, 22,000 shares; Mr. Miller, 30,000 shares; Mr. Ruddock, 20,000 shares; Mr. Spadafora, 5,000 shares; Ms. Toretti, 5,000 shares; and all current directors and executive officers as a group, 206,000 shares. Mr. Brice disclaims beneficial ownership of 1,475 shares that are directly owned by his spouse. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse.
(2)	Mr. Small resigned from S&T, effective March 31, 2014.
(3)	Mr. Spadafora is retiring from the S&T Board, effective immediately following the Annual Meeting.
*	Less than 1% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed in a timely manner.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than nine (9) nor more than seventeen (17), with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board. Currently, the S&T Board has fixed the number of directors at fourteen (14); however, the number will be fixed at thirteen (13) immediately following the Annual Meeting in view of the fact that Director Spadafora decided to retire and not stand for election at the Annual Meeting and only thirteen director nominees are being voted upon at the Annual Meeting.

The nominees were each recommended by our Nominating and Corporate Governance Committee (the “Nominating Committee”) to the S&T Board. Each director nominee will serve a one-year term. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the S&T Board. There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer, except that Director Delaney’s son is married to Director and CEO Brice’s sister. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the S&T Board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the S&T Board’s experience in working with their fellow directors. Certain nominees and continuing directors have 20 or more years of experience on the S&T Board. Accordingly, the S&T Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

Director Nominees to be Elected at the 2014 Annual Meeting:

Todd D. Brice, 51, has been a director of S&T since 2005. Mr. Brice has been President and Chief Executive Officer of S&T and S&T Bank since 2008 and was formerly President and Chief Operating Officer of S&T and S&T Bank from 2004 until 2008 and Executive Vice President of Commercial Lending at S&T and S&T Bank from 2002 until 2004. With 29 years of banking experience, including ten years of senior management experience at S&T, we believe that Mr. Brice’s deep industry knowledge and his expertise in our operations, commercial lending and corporate strategy provides the S&T Board with significant insight across a broad range of issues critical to our business. As our Chief Executive Officer, Mr. Brice provides unique insight to the S&T Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in national and local banking and issues regarding our financial results.

John J. Delaney, 72, has served as a director of S&T since 1987 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Delaney has been the president of Delaney Chevrolet, Inc. since 1971 and president of Riehle Chevrolet, Inc. d/b/a Star Chevrolet, Nissan, Volvo since 1983. We believe that Mr. Delaney’s 43 years of experience in the retail auto industry provides the S&T Board with important experience regarding consumer lending and loan risk management. Mr. Delaney’s extensive board experience during his career, including his service as a director on the board of the Indiana Chamber of Commerce, the Indiana Industrial Development Authority and the Indiana County Airport Authority Board, affords him valuable insight into the local business community. Mr. Delaney’s management experience and board service, along with his deep experience as a long-standing member of the S&T Board, also qualify him to serve on our Compensation and Benefits Committee and our Nominating Committee. We also believe that Mr. Delaney’s experience operating a series of auto dealerships provides the Compensation and Benefits Committee with experience regarding motivating our executive team through our various compensation plans and policies.

Michael J. Donnelly, 56, has served as a director of S&T since 2001 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Donnelly has been president of Indiana Printing and Publishing Company, Inc. since 1993. We believe that Mr. Donnelly’s deep experience in managing and operating a local business provides the S&T Board with valuable insight into the issues addressing our local corporate and consumer borrowers. Mr. Donnelly’s experience in developing appropriate compensation for the executives and senior management of his company qualifies him to serve on our Compensation and Benefits Committee, and his experience on the S&T Board, as well as his management experience with a large publicly traded corporation, provides him with a solid background for service on our Nominating Committee.

William J. Gatti, 72, has been a director of S&T since 1993. Mr. Gatti is the owner of Gatti Medical Supply, Inc., a medical distribution company, and has served as the chief executive officer of Gatti LTC Pharmacy, a long term care provider since 2008. Mr. Gatti was the founder and former chief executive officer and chairman of Millennium Pharmacy Systems, Inc., a long term care provider, from 2003 until 2008. Mr. Gatti was also the owner and operator of Gatti Retail Pharmacy. We believe that Mr. Gatti’s experience in the medical industry offers valuable perspective and significant expertise to the S&T Board, and provides the S&T Board with a strategic outlook and management experience into operations and lending opportunities in the medical and medical care industries.

Jeffrey D. Grube, 60, has served as a director of S&T since 1997 and is Chairman of the Compensation and Benefits Committee and a member of the Audit Committee. Mr. Grube has served as President of B.F.G. Electroplating and Manufacturing Company as well as B.F.G. Manufacturing Service, Inc. since 1990. Mr. Grube’s career as an executive in the manufacturing industry includes financial and engineering experience. Mr. Grube’s extensive experience working with small and medium-sized businesses provides the S&T Board with valuable experience regarding potential borrowers and customers, customer relations, lending issues and credit risk. Mr. Grube also served as a director on the board of a privately held company that supplies compliance products to lending solutions. Mr. Grube’s executive and board experience in the manufacturing sector and experience with financial institutions allow him to bring relevant insight regarding regulatory and financial compliance issues to the S&T Board, including the Audit Committee and the Compensation and Benefits Committee.

Frank W. Jones, 69, has served as a director of S&T since 1997 and is Chairman of the Nominating Committee and a member of the Audit Committee. Mr. Jones is an attorney and has been practicing independently in Allegheny County since 1970. Mr. Jones joined the S&T Board following the acquisition of People’s Bank of Unity, a regional financial institution, where he served on the board of directors. Mr. Jones assisted the S&T Board with integration and strategic issues following the acquisition. Mr. Jones’ legal practice, which focuses on estate administration and estate litigation, allows him to provide valuable insight to the S&T Board specifically with respect to our Wealth Management division, including on such issues as customer acquisition, marketing, strategic considerations, compliance and legal risk. We believe that Mr. Jones’ experience as a director of a similar bank to S&T, together with his legal experience as it relates to one of our core businesses and his 16 years of experience on the S&T Board, qualifies him to serve as a director and serve on our Audit Committee and Nominating Committee.

Joseph A. Kirk, 74, has served as director of S&T since 1993 and is Chairman of the Audit Committee and a member of the Nominating Committee. Mr. Kirk has been president of Beaver Meadow Creamery, Inc. since 1975 and has served as chief executive officer and chairman of the board since 1992. Mr. Kirk’s experience leading Beaver Meadow and his career in manufacturing provide valuable insight to the S&T Board regarding their corporate customer base, lending issues and credit risk. We believe that Mr. Kirk’s experience as chief executive officer and his experience with Beaver Meadow’s financial matters adds broad experience to our Audit Committee and Nominating Committee.

David L. Krieger, 70, has served as a director of S&T since 2007. Mr. Krieger is retired but was formerly Senior Executive Vice President and Commercial Lending Group Manager of S&T and S&T Bank. We believe that Mr. Krieger’s 24 years of experience at S&T, including leading our commercial lending group, adds valuable experience to the S&T Board. Mr. Krieger has deep knowledge of our lending practices and our customer base, and his commercial lending experience, both at S&T and at his prior employer, provides the S&T Board with significant operational insights regarding credit risk.

James C. Miller, 68, has served as a director since 1993, and is a member of the Nominating Committee. Mr. Miller served as Chairman of S&T and S&T Bank from 2004 to 2013. Mr. Miller is retired but was formerly Chief Executive Officer of S&T and S&T Bank from 1998 until 2008 and President of S&T and S&T Bank from 1993 until 2005. We believe that Mr. Miller’s banking experience, including 37 years with S&T or a bank acquired by S&T and his service as our former chief executive officer, provides him with a unique perspective of our business, including our markets, customer base, senior management, key employees, potential customers, and operations and finances, and qualifies him to serve on the S&T Board and the Nominating Committee.

Fred J. Morelli, 62, has served as a director since January 2013 and is a member of the Audit Committee and the Compensation and Benefits Committee. Mr. Morelli has been the owner of Morelli Business Advisors since 2002. Mr. Morelli has also served as vice president of finance and director for Consumers Produce, a company that procures and sells produce, since 2011. Previously, Mr. Morelli has held chief executive officer, president, and director positions at wealth management and accounting firms in Pittsburgh. Mr. Morelli’s experience serving as a consultant for business owners seeking strategic solutions and as an executive and director provides valuable strategic and operational insights to the S&T Board, and his tax and audit experience, as well as his experience in various executive roles, qualifies him to serve on the S&T Board and on the Audit and Compensation and Benefits Committees.

Frank J. Palermo, 61, has served as a director since January 2013 and is a member of the Audit Committee and the Compensation and Benefits Committee. Mr. Palermo is a Certified Public Accountant and a Certified Valuation Analyst, and has been the owner of Palermo/Kissinger & Associates, P.C. since 1983. Mr. Palermo played an integral role in forming Gateway Bank of Pennsylvania (“Gateway”), where he served as chairman of the audit committee from its inception in 2004 through the date S&T acquired Gateway in 2012. Mr. Palermo’s career also includes 35 years in public accounting and four years as a vice president and controller at a community bank. We believe that Mr. Palermo’s background in accounting and finance, as well as his prior bank audit committee experience, brings a valuable perspective to the S&T Board both with respect to accounting, financial and strategic aspects of S&T’s business and to the Audit Committee on which he serves as “audit committee financial expert.” We further believe that Mr. Palermo’s extensive board experience qualifies him to be a member of the S&T Board and on the Compensation and Benefits Committee.

Christine J. Toretti, 57, has been Vice Chairman of S&T and S&T Bank since 2013 and a director of S&T since 1984. Ms. Toretti is a member of the Nominating Committee. Ms. Toretti has been the president of Palladio, LLC since 2011 and was the chairman and chief executive officer of S.W. Jack Drilling Company from 1990 through 2010, a partner in C&N Company, a gas driller and production company since 1971 and the president of The Jack Company since 1988. Ms. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors, her experience of leading a family business allows her to offer the S&T Board valuable management perspective and credit risk assessment with respect to our industrial and oil and gas borrowers, and her board experience, including in the role of chairman, qualifies her to serve as Vice Chairman of the S&T Board and on the Nominating Committee.

Charles G. Urtin, 67, has been Chairman of S&T and S&T Bank since 2013 and was formerly Vice Chairman of S&T and S&T Bank from 2008 to 2013. Mr. Urtin is retired but was formerly president and chief executive officer of IBT Bancorp, Inc. and Irwin Bank. We believe that Mr. Urtin’s 40 years of banking experience, including serving as chief executive officer of IBT Bancorp and Irwin Bank, provides the S&T Board with valuable industry, strategic, financial and operational insight, and his long-standing presence as a leader of a regional bank operating in our geographic market assists the S&T Board with customer acquisition, credit risk analysis and loan portfolio management. Mr. Urtin assisted the S&T Board with transition and integration issues following our acquisition of IBT Bancorp in 2008.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

CORPORATE GOVERNANCE

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in the NASDAQ listing standards. In 2013, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. Finally, the S&T Board considered whether a director has any other material relationships with S&T and concluded that none of these directors has a relationship that impairs the director’s independence. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal, familial and/or business relationships, regardless of dollar amount.

On March 17, 2014, the S&T Board determined the following 12 directors are independent under the NASDAQ listing rules: Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Krieger, Mr. Miller, Mr. Morelli, Mr. Palermo, Mr. Spadafora, Ms. Toretti and Mr. Urtin. As discussed below, all members of the Compensation and Benefits Committee and the Nominating Committee are independent under the NASDAQ rules. In addition, the S&T Board determined that each of the members of the Audit Committee is independent under applicable SEC and NASDAQ rules.

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2013, all of S&T’s directors attended the annual meeting of shareholders except Mr. Donnelly. Independent members of the S&T Board meet at least twice per year in regularly scheduled executive sessions with an independent lead director presiding over all executive sessions.

During 2013, the S&T Board held 10 board meetings, with the following number of meetings held by the S&T Board committees: Audit, 4; Compensation and Benefits, 6; Directors Credit Risk, 7; Nominating and Corporate Governance, 4; and Wealth Management Oversight, 3. All directors attended at least 75% of the total number of meetings of the S&T Board and committees held during 2013.

Board Structure; Separate Roles of Chairman and Chief Executive Officer

There are currently 14 directors comprising the S&T Board. The number, however, will be reduced to 13, due to the fact that Mr. Spadafora decided to retire and not stand for election at the Annual Meeting. The S&T Board has established six committees: Audit, Compensation and Benefits, Directors Credit Risk, Executive, Nominating and Corporate Governance, and Revenue Oversight. The Wealth Management Oversight Committee was dissolved during 2013 with oversight responsibilities transitioned to management and departmental committees.

The S&T Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairman of the Board and Chief Executive Officer (“CEO”) to aid in the S&T Board’s oversight of management. The S&T Board believes that separation of the roles of Chairman and CEO is the best governance model for S&T and its shareholders at this time. Under this model, our Chairman, a non-executive position, can devote his attention to assuring that S&T has the proper governance controls in place, that the S&T Board is properly structured from the standpoints of membership, size and diversity, and that management has the support it needs from the S&T Board to carry out our strategic priorities. The CEO, relieved of the duties normally performed by the Chairman, is free to focus his entire attention on growing and strengthening the business.

The duties of the non-executive Chairman of the Board include:

•	presiding over all meetings of the S&T Board;

•	preparing the agenda for S&T Board meetings with the Corporate Secretary and in consultation with the CEO and other members of the S&T Board;

•	ensuring the S&T Board fulfills its role in overseeing and monitoring management and operations of S&T and protecting the interests of S&T and its shareholders;

•	ensuring the S&T Board receives timely, accurate and complete information and the decision time necessary to make informed judgments;

•	assigning tasks to the appropriate committees of the S&T Board;

•	establishing a relationship of trust with the CEO, providing advice and counsel while respecting the executive responsibilities of the CEO;

•	promoting effective relationships and open communication, both inside and outside the boardroom, between senior management and the S&T Board;

•	communicating the S&T Board’s evaluation of the CEO’s annual performance together with the Compensation and Benefits Committee Chairperson; and

•	presiding over all meetings of shareholders.

We believe that the S&T Board, the S&T Board committees as presently constituted and the leadership structure of the S&T Board enables the S&T Board to fulfill its role in overseeing and monitoring the management and operations of S&T and protecting the interests of S&T and its shareholders.

The S&T Board’s Role in Risk Oversight

Role of the S&T Board

The S&T Board oversees an enterprise-wide approach to risk management (“ERM”), designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. The S&T Board regularly discusses with our Chief Risk Officer (the “CRO”) our major risk exposures, their potential impact on S&T, and the steps we take to manage them. A fundamental part of risk management is not only understanding the risks a company faces in its current and future activities and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a regional full-service financial institution, particularly as a result of recent legislative and regulatory changes. Under ERM, our business unit managers will identify and quantify the levels and types of inherent risk within their areas of responsibility, as well as consider the appropriateness of existing risk responses and controls for mitigating risks, based upon a standard definition of risk and risk mitigation established by the Enterprise Risk Committee. By utilizing a comprehensive and standardized view of the nature and level of risk to which we are exposed and the interaction of the various risk components identified in our ERM program, we are better able to assess and manage our risk and react to uncertainties.

Currently, the S&T Board administers its risk oversight function directly and through the Audit Committee, the Compensation and Benefits Committee (the “Compensation Committee”), the Directors Credit Risk Committee (the “DCR Committee”), the Executive Committee and the Enterprise Risk Committee (a management-level committee).

Pursuant to the terms of our Audit Committee charter, the CRO is accountable to both the Audit Committee and our CEO. The Audit Committee reviews and approves the appointment, replacement or dismissal of the CRO, and discusses the organizational structure and staffing regarding risk management, internal controls and regulatory compliance. In 2010, the Audit Committee engaged an independent consulting firm to provide a comprehensive approach to assisting the CRO in further developing an effective ERM process and environment that links corporate strategy and risk management.

The CRO, as the administrator of the ERM program, regularly meets with management, including the CEO, to discuss our various primary areas of risk identified as part of the ERM program, including credit matters and risks related to our loan portfolio; liquidity and market risks; legal, regulatory and compliance risks; and operational, information technology, reputation and strategic risks. As necessary, the Audit Committee meets with the CRO to discuss and analyze risks to S&T without management present. The CRO makes a quarterly ERM presentation to the S&T Board and regularly reports on corporate governance, compliance and risk-related matters at other S&T Board meetings.

The Audit Committee is also responsible for monitoring our compliance risk with respect to regulatory and legal matters, and focuses on financial risk, including internal controls. The Audit Committee annually reviews and evaluates our internal audit function, and meets with our Chief Audit Executive (“CAE”) to review and assess internal audit risks including executive sessions without management present.

Our Enterprise Risk Committee, which is comprised of members of our senior management, including the CRO, CEO, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Banking Officer, CAE and Chief Lending Officer, meets quarterly to discuss the risk exposures of the enterprise, reviews changes to those exposures based on internal and external events, takes action to manage and mitigate such risks, discusses significant policy changes and new products/services and reviews ERM reports before presentation to the S&T Board. The Audit Committee receives information from the CRO regarding activities of the Enterprise Risk Committee including overseeing management’s implementation and enforcing S&T’s risk management policies, procedures and guidelines including adherence to the risk assessment methodology process and documentation thereof, and reviews outstanding management action plans for risk remediation including regulatory examination matters.

The Compensation Committee is responsible for assessing and mitigating risks associated with S&T’s compensation practices, both with respect to S&T’s Named Executive Officers (as further defined and described in the Compensation Discussion and Analysis section of this Proxy Statement) and its employees generally. The Compensation Committee reviews the incentive compensation arrangements for S&T’s Named Executive Officers with the CRO to ensure that the compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of S&T. The Compensation Committee meets at least annually to discuss and evaluate the risk posed to S&T by its employee compensation plans.

Our DCR Committee is responsible for reviewing the credit administration risk management practices and reporting; the performance of the independent loan review function and its assessment of the management of credit risk arising from the lending and lending related functions of S&T; the review of approved commercial loan proposals; credit policy approval; and providing guidance on pertinent credit risk matters including loan related strategies.

The Revenue Oversight Committee is responsible for overseeing the development and implementation of strategic and tactical initiatives in support of S&T’s revenue growth. The Revenue Oversight Committee meets semi-annually or as often as it determines is necessary and appropriate.

The Executive Committee is responsible for coordinating Board delegated risk oversight responsibilities across established S&T Board committees including monitoring industry developments and emerging risks and to exercise the authority to act on behalf of the S&T Board between meetings of the Board to the fullest extent permitted by law.

Employee Compensation Policies and Managing Risk

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe that several features of our compensation policies and programs reflect sound risk management practices, such as basing incentive awards on the achievement of a predetermined earnings per share (“EPS”) goal, an audited number, and the granting of restricted stock subject to a one, two or three year vesting that serves the additional purpose of encouraging senior management to make decisions currently that promote long-term growth and retention combined with stock ownership guidelines. All awards granted under the 2013 incentive plans were subject to Compensation Committee review and approval based upon corporate and/or individual performance. The incentive plan for senior management, as described in the Compensation Discussion and Analysis section below, contains a “Shareholder Protection Feature,” which provides that awards will not be made unless S&T maintains well capitalized capital ratio requirements, as established by applicable regulatory authorities. Also, as described in the Compensation Discussion and Analysis section, the executive officers were not granted awards in 2013. However, due to S&T’s significantly improved performance in 2013, the Compensation Committee awarded a discretionary cash bonus equal to 10% of each executive officer’s base salary. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. Based on the review by the Compensation Committee, the S&T Board determined that it is not reasonably likely that S&T’s compensation and benefit plans would have a material adverse effect on the Company.

Audit Committee

The members of the Audit Committee are Jeffrey Grube, Frank Jones, Joseph Kirk (Chairman), Fred Morelli and Frank Palermo. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the Audit Committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Audit Committee has provided information regarding the functions performed by the Audit Committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 52.

Mr. Palermo has been designated by the S&T Board as S&T’s “audit committee financial expert.” The S&T Board has determined that Mr. Palermo meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Palermo is a Certified Public Accountant and Certified Valuation Analyst, with 35 years in public accounting, 4 years as a vice president and controller at a community bank and 8 years as a director of a start-up community bank. This experience and education give Mr. Palermo an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee (the “Compensation Committee”) are John Delaney, Michael Donnelly, Jeffrey Grube (Chairman), Fred Morelli and Frank Palermo. The Compensation Committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the Compensation Committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

The Compensation Committee is responsible for our stated compensation strategies, goals and purposes, ensuring that there is a strong link between the economic interests of management and shareholders; that members of management are rewarded appropriately for their contributions to company growth and profitability; and that the executive compensation strategy supports organization objectives and shareholder interests. The

Compensation Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior management, and carefully considers and monitors the effects of any approved exceptions or adjustments. It receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes. It ensures that the incentive compensation arrangements for S&T do not encourage employees to take risks that are beyond S&T’s ability to manage effectively. It also performs other related duties as defined in its written charter.

The process, policies and specific determinations of the Compensation Committee with respect to compensation of our Named Executive Officers for fiscal 2013 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation and Benefits Committee Report is on page 40 of this Proxy Statement.

Nominating and Corporate Governance Committee

The members of the Nominating Committee are John Delaney, Michael Donnelly, Frank Jones (Chairman), Joseph Kirk, James Miller and Christine Toretti. The Nominating Committee functions are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to recommend director nominees to the S&T Board for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, as further described on page 50 of this Proxy Statement. A written charter approved by the S&T Board governs the Nominating Committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

Director Qualifications and Nominations; Board Diversity

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Corporate Secretary of S&T, at 800 Philadelphia Street, Indiana, PA 15701, prior to the annual meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the annual meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and the nominee’s holdings of S&T Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

In evaluating and selecting nominees to the Board, the Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to the following: high personal and professional integrity; sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T

Board and management of S&T; diversity of experience relative to that of other S&T directors; diversity of age, gender, minority status and level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve or an existing director to continue his or her service.

The Nominating Committee may engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2013. S&T did not receive any timely shareholder nominations for director for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures and applicable laws and regulations relating to the disclosure of information.

Code of Conduct and Ethics

The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality and fair dealing; protection and proper use of company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the S&T Board and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Corporate Secretary at the address previously provided.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2013 were John Delaney, Michael Donnelly, Jeffrey Grube, Fred Morelli and Frank Palermo. During 2013 S&T Bank made the following payments to members of the Compensation Committee:

S&T Bank made payments of $174,825 for the purchase of printing services and promotional items from companies owned or controlled by Director Donnelly.

S&T Bank made aggregate payments of $61,146 for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney. The terms of the parking lot lease agreement provided for a monthly payment of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. S&T exercised the first option extending the lease from May 1, 2010 to April 30, 2015. The monthly rental shall be increased for each renewal term based on the Consumer Price Index. The monthly payment for the months of January through December of 2013 was $4,975.

In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to other non-related parties. See “Transactions with Related Parties.”

No member of the Compensation Committee was at any time during fiscal 2013 an officer or employee of S&T or any of our subsidiaries, and no member has ever served as an executive officer of S&T. None of our executive officers serves or, during fiscal 2013, served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Consulting and Advisory Services Fees

S&T’s Compensation Committee has engaged Buck Consultants, LLC (“Buck”) at various times to serve as its independent advisor, since November 2009. In August 2010, the Compensation Committee engaged Buck to assist in the design and implementation of the 2011 Management Incentive Plan (“2011 MIP”) and Long-Term Incentive Plan (“2011 LTIP”), and in December 2011, engaged Buck to help in the continued refinement of an effective incentive for S&T’s market teams, recognizing that the plan needs to be aligned with S&T’s overall objectives and mutually supportive of other potentially more product-oriented existing incentive programs at S&T. In February 2012, the Compensation Committee engaged Buck to assist in the drafting and review of the compensation information in the 2012 proxy statement. In 2012, Buck also advised the Compensation Committee on the 2012 MIP and 2012 LTIP. In 2013, the Compensation Committee engaged Buck to assist in the drafting and review of the Compensation Discussion and Analysis (“CD&A”) for the 2013 proxy statement and to review the S&T Bancorp, Inc. 2003 Incentive Stock Plan to identify changes necessary for the drafting of the S&T Bancorp, Inc. 2014 Incentive Plan (the “2014 Plan”).

In October 2013, the Compensation Committee engaged Aon Hewitt to review the draft of the 2014 Plan, evaluate and benchmark compensation for the top 12 executive positions at S&T, review the S&T compensation peer group, and review and update the MIP and LTIP for 2014. In March 2014, the Compensation Committee engaged Aon Hewitt to review the CD&A for this Proxy Statement.

The following shows the consulting fees paid by S&T to advisors to the Compensation Committee of the Board for the calendar year 2013:

Compensation Consultant	Consulting fees for determining and recommending the amount or form of executive compensation	Additional services provided by Compensation Consultant
Buck Consultants	$27,492	$203,859
Aon Hewitt	$54,624	$ 0

Additional services provided by Buck include: actuarial services for S&T’s qualified defined benefit plan and non-qualified plan and benefit plan design and consulting for S&T’s pension and welfare benefit plans. These additional services relate to a service relationship that precedes Buck’s engagement as a Compensation Consultant to the Compensation Committee. The decision to engage Buck for these other services was made, or recommended, by management without Compensation Committee or S&T Board approval.

DIRECTOR COMPENSATION

The Nominating Committee annually reviews the S&T director compensation. S&T’s director compensation is designed to align the board of directors with its shareholders and to attract, motivate and retain high performing members critical to our company’s success.

The following table provides information concerning compensation paid by S&T to its non-employee directors during 2013.

Director Compensation Table for Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John N. Brenzia(4)	3,200	0	0	0	0	0	3,200
John J. Delaney	31,000	27,006	0	0	0	0	58,006
Michael J. Donnelly	27,000	27,006	0	0	0	0	54,006
William J. Gatti	27,700	27,006	0	0	0	0	54,706
Jeffrey D. Grube	35,600	27,006	0	0	0	0	62,606
Frank W. Jones	33,700	27,006	0	0	0	0	60,706
Joseph A. Kirk	40,600	27,006	0	0	0	0	67,606
David L. Krieger	27,300	27,006	0	0	0	0	54,306
James C. Miller	38,800	27,006	0	0	0	0	65,806
Fred J. Morelli, Jr.(1)	31,200	33,762	0	0	0	0	64,962
Frank J. Palermo, Jr(1)	49,600	33,762	0	0	0	0	83,362
Alan Papernick(4)	2,900	0	0	0	0	0	2,900
Charles A. Spadafora	27,600	27,006	0	0	0	0	54,606
Christine J. Toretti	28,400	27,006	0	0	0	0	55,406
Charles G. Urtin	56,000	27,006	0	0	0	0	83,006

(1)	The S&T Board awarded 371 restricted shares of Common Stock to new directors Messrs. Morelli and Palermo on January 29, 2013, with such shares vesting in full on May 20, 2013. The fair market value of the Common Stock granted on January 29, 2013 was $18.21 per share.
(2)	The S&T Board awarded 1,400 restricted shares of Common Stock to each director on the S&T Board on May 20, 2013, with such shares vesting in full on May 19, 2014. The fair market value of the Common Stock granted on May 20, 2013 was $19.29 per share. The values for stock awards in this column represent the grant date fair value of the restricted shares granted in 2013, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 21 “Incentive and Restricted Stock Plan and Dividend Reinvestment Plan” in our Annual Report on Form 10-K for the year ended December 31, 2013. This column includes the value of these stock awards, all of which were issued under the 2003 Plan.
(3)	As of December 31, 2013, each director had restricted stock awards of 1,400 shares except for Messrs. Brenzia and Papernick, who retired from the S&T Board effective May 20, 2013. Also, the following directors had outstanding options to purchase the indicated number of shares of Common Stock: John Delaney, 5,000 shares; Michael Donnelly, 5,000 shares; William Gatti, 5,000 shares; Jeffrey Grube, 5,000 shares; Frank Jones, 5,000 shares; Joseph Kirk, 5,000 shares; David Krieger, 22,000 shares; James Miller, 30,000 shares; Charles Spadafora, 5,000 shares; and Christine Toretti, 5,000 shares.
(4)	Messrs. Brenzia and Papernick retired from the S&T Board following the 2013 annual meeting.

Directors Compensation

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. In 2013, our non-employee directors received compensation for attending board and committee meetings, or training sessions, in the amounts described below.

Directors
Annual Cash Retainer	$18,000
Stock Award(1)	27,006
Board Committee Fee	800
Board Committee Fee (phone)	500
Training/Seminar Fee (Internal per day)	800
Training/Seminar Fee (External per day)	1,000

Committee Chairperson Retainer Fee
Chairman Retainer	$20,000
Vice Chairman Retainer	2,500
Audit	10,000
Audit Committee Financial Expert	10,000
Compensation and Benefits	7,500
Directors Credit Risk	7,500
Nominating and Corporate Governance	7,500
Revenue Oversight Committee	2,500
Wealth Management Oversight	2,500

(1)	The number of shares granted is based on the fair market value of the Common Stock on the date of grant. The S&T Board awarded 1,400 restricted shares of Common Stock on May 20, 2013 with 100% vesting on May 19, 2014. The fair market value of Common Stock on May 20, 2013 was $19.29 per share.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2014. Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and, therefore, is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.

KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It is also expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2013 and December 31, 2012, KPMG LLP served as S&T’s independent registered public accounting firm (“Independent Accountants”).

Fees for professional services provided by our Independent Accountants in each of the last two fiscal years in each of the following categories are:

	2013	2012
Audit Fees	$839,696	$989,125
Audit-Related Fees	66,178	52,194
Tax Fees	0	96,601
All Other Fees	1,650	1,650

	$907,524	$1,139,570

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting, consultations and SEC registration statements. The 2012 fees also include services rendered in connection with S&T’s acquisition of Mainline Bancorp and Gateway Bank.

“Audit-Related Fees” includes fees billed for a Student Lending examination, an SSAE 16 examination for S&T Trust and surprise custody examination procedures for Stewart Capital Advisors, LLC.

“Tax Fees” includes 2012 fees related to the preparation of the federal and state income tax returns, services to amend the 2008 and 2009 tax returns and for services related to the 2010 IRS examination.

“All Other Fees” for 2013 and 2012 represent subscription fees for an accounting and auditing research tool.

All 2013 and 2012 fees were paid to KPMG LLP.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by the Independent Accountants. All services provided by the Independent Accountants in 2013 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting for ratification. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

PROPOSAL 3: ADVISORY VOTE ON S&T’S EXECUTIVE COMPENSATION

S&T believes that our overall executive compensation program, as described in the Compensation Discussion and Analysis (the “CD&A”) elsewhere in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our shareholders.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices. Previously, in 2012, pursuant to the Dodd-Frank Act, the S&T Board recommended, and the shareholders subsequently approved, that this advisory proposal be submitted to shareholders annually.

Accordingly, S&T is presenting the following advisory proposal, commonly known as the “say-on-pay proposal,” for shareholder approval:

“Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in this Proxy Statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the S&T Board. In the event this non-binding proposal is not approved by our shareholders, then such a vote shall neither be construed as overruling a decision by the S&T Board or the Compensation Committee, nor create or imply any additional fiduciary duty by the S&T Board or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the S&T Board and the Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

PROPOSAL 4: ADOPTION OF THE S&T BANCORP, INC. 2014 INCENTIVE PLAN

At the Annual Meeting, the S&T Bancorp, Inc. 2014 Incentive Plan (the “2014 Plan”) will be presented for shareholder approval. The 2014 Plan was adopted by the S&T Board at its January 27, 2014 meeting subject to the approval of the shareholders.

The S&T Board recommends a vote FOR adoption of the 2014 Plan.

The 2014 Plan is a new compensation plan and is similar to the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), which the 2014 Plan will replace. No further awards will be made under the 2003 Plan.

The following is a summary of the principal features of the 2014 Plan. This summary is qualified in its entirety by reference to the terms of the 2014 Plan set forth in Appendix A of this Proxy Statement.

Purpose

The purpose of the 2014 Plan is to promote the long-term interests of S&T and its shareholders by attracting and retaining directors, officers and key employees. Further, S&T believes that directors, officers and employees who own shares of its common stock will have a closer identification with S&T and a greater motivation to work for S&T’s success, because, as shareholders, they will participate in S&T’s growth and earnings.

Administration of the Plan

The 2014 Plan will be administered by a committee of S&T’s Board (the “Committee”). Unless otherwise determined by the S&T Board, the S&T Board’s Compensation and Benefits Committee will be the Committee. Subject to the terms of the 2014 Plan, the Committee has the sole discretion to: (a) select award recipients, grant awards and provide the terms and conditions of all awards (which need not be identical among recipients), including a period of time for vesting; (b) provide for the time and the means to exercise stock options; (c) interpret the 2014 Plan and awards; and (d) adopt rules and procedures for the administration, interpretation and operation of the 2014 Plan.

Eligible Persons

Recipients of awards under the 2014 Plan must be (a) an employee, (b) director or (c) a consultant or independent contractor of S&T or its subsidiaries, as determined by the Committee. Currently, S&T and its subsidiaries employ approximately 960 individuals, and S&T has 13 directors who are not employees (“Outside Directors”).

Shares Subject to the 2014 Plan

The Committee may authorize the use of nonqualified stock options, incentive stock options qualifying under Section 422 of the Internal Revenue Code, restricted stock awards, stock rights to the appreciation in common stock value, incentive shares and incentive units that may also include cash awards. These awards may be subject to vesting, performance goals and limits on exercise periods. Outside Directors may only be awarded nonqualified stock options and restricted stock.

The total number of shares of common stock that may be issued under the 2014 Plan is 750,000, subject to capital adjustments as provided in the 2014 Plan. The source of shares may be authorized and unissued shares or shares acquired by S&T and held as treasury shares.

The number of shares covered by an award reduces the number of shares available for future awards under the 2014 Plan. However, if any award expires or terminates without having been exercised in full, the number of such shares are added back to the number of remaining available shares under the 2014 Plan.

The total number of shares of common stock that may be granted to any individual during any calendar year under all forms of awards may not exceed 50,000 shares.

Stock Options

With respect to the stock options under the 2014 Plan that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code, the option price and the aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options will be set to meet the requirements of such Section 422.

The Committee will establish the terms and conditions of options that do not qualify as incentive stock options (“nonqualified stock options”) at the time the options are granted; however, the exercise price may not be less than the fair market value on the date of the grant.

No stock options granted under the 2014 Plan may be exercised sooner than six months or more than ten years from the grant date. Nonqualified stock options may be exercised during such period as the Committee determines at the time of grant.

Stock options granted under the 2014 Plan become exercisable in one or more installments in the manner and at the time or times specified by the Committee at the time of the grant. Generally, and unless provided otherwise in an award, if a grantee’s employment with S&T or a subsidiary is terminated as a result of voluntary resignation, termination for cause or involuntary termination without cause, such grantee’s options expire one month after termination. For Outside Directors, nonstatutory stock options terminate 12 months from the date the director ceases to be a member of the S&T Board by reason of voluntary termination of service or involuntary termination of service without cause, or one month by reason of termination of service for cause. In the case of death, disability, retirement or attainment of Director Emeritus status, the grantee’s options will expire as normally scheduled in the award agreement.

The exercise price of each option must be paid in full at the time of exercise. The Committee may permit payment through cash or the tender of shares of common stock already owned by the participant, or by any other means that the Committee determines to be consistent with the 2014 Plan’s purpose.

Stock Rights

Rights to the appreciation in common stock value will be granted independently of any option granted under the 2014 Plan. The period in which rights may be exercised will be no sooner than six months and no more than ten years from the date of grant and may only be exercised when the fair market value of the common stock exceeds the fair market value of the common stock on the date of grant.

Fair Market Value

For purposes of the 2014 Plan’s options and rights, the fair market value of a share of common stock shall equal the average of the high and low sales prices on the date such fair market value is to be determined, as reported by NASDAQ, or, if there are no sales of common stock reported on such date, the average of the high and low sales prices for shares of common stock reported by NASDAQ on the nearest trading date preceding such date, unless the Committee selects another reasonable method.

Restricted Stock Awards

The awards consist of common stock restricted against transfer, subject to forfeiture and subject to such other terms and conditions intended to further the purposes of the 2014 Plan as determined by the Committee. The terms and conditions may include vesting of such awards contingent upon achievement of one or more specified performance goals as generally defined in the 2014 Plan. Generally, and unless provided otherwise in an award, if a grantee’s employment or service with S&T or a subsidiary is terminated as a result of voluntary resignation, termination for cause or involuntary termination without cause, all of the grantee’s nonvested shares of restricted stock shall be forfeited. If a grantee’s employment or service terminates due to death, disability, retirement or attainment of Director Emeritus status, the grantee’s shares of restricted stock shall continue to vest according to the vesting schedule in the award agreement.

Incentive Shares and Unit Awards

Incentive Shares and Unit Awards will be issued by the Committee at such times and subject to such performance goals and other terms and conditions as the Committee shall deem important.

Change in Control

In the event S&T is involved in a “change in control” or S&T or its shareholders dispose of all or substantially all of S&T’s assets or common stock by sale, merger, liquidation or otherwise, the vesting of options and restricted stock awards and the expiration date and the dates on which any part of the option shall be exercisable for all of the shares covered thereby will be accelerated, but the effectiveness of such acceleration shall be conditioned upon the consummation of the transaction resulting in the change in control or such disposition of all or substantially all of the assets or common stock. A “change in control” is deemed to occur upon the acquisition of 25% or more of the voting securities of S&T by any person or by persons acting as a group within the meaning of the Securities Exchange Act of 1934. A disposition of all or substantially all of the assets or common stock of S&T by means of a sale, merger, or liquidation or otherwise will not occur when the shareholders of S&T immediately before the consummation of such transaction will own at least 50% of the combined voting power of all classes of stock of the surviving entity.

Adjustment in Awards

In the event of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure of S&T affecting shares of common stock, the Committee will adjust the number and class of shares that may be delivered under the 2014 Plan, and the number and class of shares subject to outstanding awards, in such manner as the Committee shall determine to be appropriate.

Assignability

Options, restricted stock, rights, incentive shares or units granted under the 2014 Plan are assignable only in limited instances in accordance with applicable law.

Amendment

The S&T Board may terminate the 2014 Plan or amend it in any way; provided, however, that the S&T Board may not, without the consent of the shareholders, make any amendment that increases the maximum number of common stock that may be granted under the 2014 Plan, changes the class of eligible employees or materially increases the benefits accruing to an employee under the 2014 Plan. Unless previously terminated by the S&T Board, the 2014 Plan shall terminate on, and no options shall be granted after, the tenth anniversary of its effective date.

Effective Date

The 2014 Plan became effective on January 27, 2014, the date on which it was adopted by the S&T Board, provided that the 2014 Plan is approved by the shareholders within twelve months thereafter. However, no options, restricted stock, rights, incentive shares or units will be granted or awarded prior to such shareholders’ approval.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of stock options and awards of restricted stock granted pursuant to the 2014 Plan. State and local tax consequences may differ.

Incentive Stock Options. An option holder will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an option holder does not exercise an incentive stock option within certain specified periods after termination of employment, the option holder will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the option holder generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options. A grantee generally is not required to recognize income on the grant of a nonqualified stock option. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option is exercised. In general, the amount of ordinary income required to be recognized, in the case of a nonqualified stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.

Restricted Stock. Shares of restricted stock awarded under the 2014 Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of restricted stock makes an election under Section 83(b) of the Internal Revenue Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the 2014 Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a grantee generally will be required to recognize ordinary income upon such disposition.

Deductibility by S&T. S&T generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, S&T will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a nonqualified stock option (including an incentive stock option that is treated as a nonqualified stock option, as described above) or a restricted stock award, S&T will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

Parachute Payments. Where payments to certain persons that are contingent on a change in control exceed limits specified in the Internal Revenue Code, the person generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the 2014 Plan, the Committee may grant options and awards of restricted stock for which the vesting is accelerated by a change in control of S&T. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2014 Plan has been designed to allow the grant of options and awards of restricted stock that qualify under an exception to the deduction limit of Section 162(m) for “performance-based compensation.”

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE S&T BANCORP, INC.

2014 INCENTIVE PLAN.

EXECUTIVE OFFICERS OF THE REGISTRANT

As of April 8, 2014, the executive officers of S&T are:

Named Executive Officer	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Todd D. Brice	51	President and Chief Executive Officer of S&T and S&T Bank, since April 2008.	2002
Mark Kochvar	53	Senior Executive Vice President and Chief Financial Officer, since February 2010; Executive Vice President, Treasury and Investments, from January 2008 to January 2010.	2008
David G. Antolik	47	Senior Executive Vice President, Chief Lending Officer, since January 2008; Executive Vice President, Commercial Lending, from August 2004 to December 2007.	2004
Ernest J. Draganza	49	Senior Executive Vice President, Chief Risk Officer and Secretary, since January 2012; Executive Vice President, Chief Risk Officer and Secretary, from February 2010 to December 2011; Senior Vice President, Risk Management Officer, from January 2006 to January 2010.	2010
Stephen A. Drahnak	43	Executive Vice President, Commercial Loan Officer V, since January 2012; Senior Vice President, Commercial Loan Officer V, from January 2006 to December 2011.	2012
Richard A. Fiscus	57	Executive Vice President, Retail Banking Division Manager, since January 2012; Senior Vice President, Retail Banking Division Manager, from January 1999 to December 2011.	2012
Patrick J. Haberfield	46	Senior Executive Vice President, Chief Credit Officer, since July 2013; Executive Vice President, Chief Credit Officer, from May 2010 to June 2013. Prior to joining S&T, Senior Special Assets Officer, Synovus Financial, from March 2009 to May 2010; Regional Credit Officer, FirstMerit Bank, from March 2001 to March 2009.	2010
Malcolm E. Polley	51	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005; Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of Wealth Management of S&T and S&T Bank, since January 2006.	2006
David Z. Richards	53	Executive Vice President, State College Region since March 2014. Prior to joining S&T, President of the Nittany Region of National Penn Bank, from February 2008 to February 2014.	2014
David P. Ruddock	52	Senior Executive Vice President, Chief Operating Officer, since April 2013; Senior Executive Vice President, Chief Administrative Officer for Market Sales, Bank Operations and Corporate Technology from January 2011 to March 2013; Executive Vice President, Information Technology and Operations, from January 2004 to December 2010.	2004
Rebecca A. Stapleton	51	Executive Vice President, Human Resources and Employee Communications, since January 2012; Senior Vice President, Employee Services Manager, from January 2009 to December 2011; Vice President, Employee Services, from January 2005 to December 2008.	2012
LaDawn D. Yesho	39	Executive Vice President and Chief Audit Executive since January 2013; Senior Vice President and Chief Audit Executive, from May 2009 to December 2012. Prior to joining S&T, Vice President and Finance Manager with PNC Financial Services Group, from August 2008 to May 2009.	2013

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement is divided into the following sections:

•	Introduction

•	Executive Summary

•	Say on Pay and Shareholder Engagement

•	Overview of the Compensation Program for Named Executive Officers

•	Components of the Compensation Program

•	Base Salary

•	Management Incentive Awards

•	Long-Term Incentive Plan

•	Certain Other Benefits

•	Process for Determining Named Executive Officer Compensation

•	Pay for Performance

•	2013 Named Executive Officer Compensation Decisions and Performance Considerations

•	Change in Control

•	Other Compensation-Related Provisions

•	Effect of Taxation on Compensation Programs

•	Compensation and Benefits Committee Report

INTRODUCTION

As the Compensation and Benefits Committee (the “Compensation Committee”), we provide the following overview of S&T’s executive compensation principles, specific executive compensation programs and pay decisions that we have made in 2013 and early 2014. In addition, we describe the process that we oversee and in which we participate to arrive at specific compensation policies and decisions involving program design and pay for S&T’s Named Executive Officers (“NEOs”), who are listed below.

Name	Title
Todd D. Brice	President and Chief Executive Officer
Mark Kochvar	Senior Executive Vice President and Chief Financial Officer
David Antolik	Senior Executive Vice President and Chief Lending Officer
David Ruddock(1)	Senior Executive Vice President and Chief Operating Officer
Gary Small(2)	Senior Executive Vice President and Chief Banking Officer

(1)	Mr. Ruddock assumed the role of Chief Operating Officer in March 2013.
(2)	Mr. Small resigned from S&T, effective March 31, 2014.

EXECUTIVE SUMMARY

We made notable changes to the executive compensation program for 2013, due to lower earnings in 2012, which created a lower base from which future performance could be measured. As disclosed in the Compensation Discussion and Analysis section from the proxy statement for the 2013 Annual Shareholders Meeting, S&T’s senior management recommended, and we approved, that there be no salary increases or incentive opportunities under either the Management Incentive Plan (“MIP”) or the Long-Term Incentive Plan (“LTIP”) for executives in 2013. The executives continued to have opportunities to benefit from improved performance through their outstanding restricted stock awards under the 2011 and 2012 LTIPs, as well as potential future pay actions.

S&T’s performance in 2013, however, far exceeded the expectations of management and the Board, with net income increasing by 48% and earnings per share increasing by 44%. In addition, S&T’s stock price appreciated by 40% during 2013. This better than expected performance was due to much improved asset quality, solid loan growth, successful integration of 2012 mergers and the implementation of expense control initiatives. In light of this significant improvement in S&T’s performance in 2013, we determined that a discretionary bonus of 10% of the 2013 base salary earned would be an appropriate award to each of the 12 S&T executives, including S&T’s Chief Executive Officer (“CEO”), S&T’s Chief Financial Officer (“CFO”) and the other Named Executive Officers (collectively, the “NEOs”). The value of the bonus was considerably less than what would have been received by these executives if there had been incentive awards similar to S&T’s MIP and LTIP in 2011 and 2012. Also, there were no salary increases for these executives in 2013.

For 2014, we evaluated and approved the following pay adjustments and awards for NEOs:

•	Average salary increase of 6.2%.

•	An annual incentive award with a target of 35% and 30% of base salary for the CEO and the other NEOs, respectively, under the terms of the 2014 MIP.

•

Subject to S&T shareholder approval of the S&T Bancorp, Inc. 2014 Incentive Plan in Proposal 4 of this Proxy Statement, a long-term incentive award with a target of 40% and 35% of base salary for the CEO and the other NEOs, respectively, that will be granted in the form of time- and performance-based restricted shares under the terms of the 2014 LTIP.

SAY ON PAY AND SHAREHOLDER ENGAGEMENT

S&T is required to provide a separate non-binding shareholder advisory vote on the compensation of S&T’s executive officers. At the 2013 annual meeting of S&T shareholders, the holders of 18,214,730 shares, or 93.8% of the shares voting on the proposal, voted to approve the non-binding, advisory proposal on the compensation of S&T’s executive officers. Because not all shareholders voted their shares, this amounted to 61.3% of the then outstanding common shares.

The vote reflects solid support for S&T’s executive compensation policies and practices among shareholders. As a consequence, the Compensation Committee expects to continue to adhere to the compensation policies, principles and programs described below in future years.

OVERVIEW OF THE COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS

During 2010, in tandem with an intensive strategic planning process, S&T revamped its management compensation programs to optimize their alignment with S&T’s strategic direction and business environment within which it must create value for shareholders. The primary program objectives have been and continue to be as follows:

•	The pay package is structured to cost efficiently attract, retain and reinforce engagement among the leadership team and S&T key contributors;

•	Compensation programs are aligned with shareholder interests for an appropriate balance between risk and reward;

•

Both individual plan features and the overall pay program are built on principles of sound risk management and effective controls critical to successful navigation of an uncertain environment for financial services; and,

•	Reward programs are designed to emphasize adherence to strong pay for performance principles.

After careful deliberation in 2010, the Compensation Committee adopted and continues to support a pay program with four major program components. The Compensation Committee continues to use this framework to help guide compensation decisions:

•

Base Salary: A base salary position near the median of relevant competitive practices (i.e., calibrated to be consistent with base salary levels for comparable positions in other similar enterprises of similar scope).

•

Management Incentive Plan (“MIP”): An annual incentive plan with an incentive opportunity that is moderate relative to competitive practices for similar positions at potential competitors for talent. Target annual incentives should drive desired positioning for total compensation to the middle of the market.

•

Long-Term Incentive Plan (“LTIP”): A long-term incentive program that serves two purposes: (1) to help ensure leadership retention and management continuity as S&T continues to execute its longer-term strategic plan; and (2) to reward management for strong sustained value creation and financial performance.

•

Supplemental Benefits: Limited additional supplemental benefits that are either consistent with that provided to other employees, or directly created to reinforce a singular commitment from the management team to S&T and its business imperatives.

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to S&T’s NEOs: the CEO, the CFO and the three other executive officers named in the Summary Compensation Table. The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings.

The Compensation Committee is actively involved in the oversight of not only NEO compensation but all remuneration programs that have a material cost profile, that could materially affect S&T’s risk profile or influence the focus of key contributors on achievement of strategic and tactical objectives.

For NEOs, the Compensation Committee reviews a number of analyses of compensation practices to help facilitate its executive compensation decisions. These include:

•	Pay mix representing the effectiveness of balancing long-term versus short-term performance imperatives;

•	Wealth accumulation opportunities in light of existing programs and outstanding rewards;

•	Current pay relative to peer group practices;

•	Selective review of compensation data for positions of similar scope and focus; and

•	Detailed formal review of overall performance and specific performance contributions made to S&T by each NEO.

Total Direct Compensation Position

S&T’s target pay mix is built on competitive base salaries, with generally moderate annual and long-term incentive targets. The moderate positioning of annual incentives and long-term incentives reflects our commitment to introducing pay program modifications that are both sensitive to the Bank’s proactive risk management culture while, at the same time, responding appropriately to the importance of retaining a strong and committed leadership team at the Bank. The Compensation Committee reviews this posture periodically with the help of outside advisors, and continues to believe that the opportunities provided under the incentive plans reflect an appropriate balance between risk and reward, and provide sufficient incentives to align management to achieving S&T’s short-term and longer-term objectives.

COMPONENTS OF THE COMPENSATION PROGRAM

Base Salary

The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. S&T’s base salary policy targets the median of relevant competitive practices. Relevant competitive practices are determined using both a proprietary survey of pay practices at community and regional banks similar in size and scope to S&T and an examination of Peer Bank executive pay practices. The Peer Banks are listed on page 34 of this Compensation Discussion and Analysis (“CD&A”). The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role. As such, actual base salaries range above and below the median of relevant competitive practices in recognition of these factors, including tenure in role, historical performance and specific bank talent needs.

Management Incentive Awards

The purpose of the MIP is to align management’s interests to the achievement of S&T’s financial, operational and strategic objectives for the year. The MIP provides senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention.

For 2013, the Compensation Committee accepted senior management’s recommendation to exclude S&T’s executive officers from participation in the MIP. Consequently, the top 12 executive officers, including the NEOs, did not participate in the MIP for 2013. The Compensation Committee, however, did include selected senior vice presidents, who are a level below executive officer, to participate in the MIP for 2013.

The 2014 MIP has the following features:

•	The target annual incentive payout is 35% and 30% of base salary for the CEO and the other NEOs, respectively.

•	The distinguished incentive payout is 45.5% and 39% of base salary for the CEO and the other NEOs, respectively.

•	70% of each participant’s award is earned based on corporate results, and 30% is based on performance relative to individual/unit goals.

•

Corporate results are determined based on earnings per share (“EPS”) and Revenue (defined as the total of net interest income on a fully taxable equivalent basis plus noninterest income not including securities gains in the plan year).

•

Each participant has multiple individual goals against which individual performance is evaluated. The framework for establishing these goals is based largely on execution of elements of S&T’s strategic plan, including activities centered around: multi-faceted growth, profit improvement, operational effectiveness, corporate culture, effective brand and enterprise risk management (i.e., balanced risk and reward).

The formula used to determine awards is defined as follows

Award opportunities for 2014 for the NEOs are shown in the table below and reflect the amount payable to NEOs if S&T were to achieve target financial results and individual objectives for 2014.

Named Executive Officer	MIP Target % of Base Salary	MIP Target $ of Base Salary
Todd Brice, President, President and Chief Executive Officer	35%	$192,500
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	30%	$88,500
David Antolik, Senior Executive Vice President and Chief Lending Officer	30%	$96,600
David Ruddock, Senior Executive Vice President and Chief Operating Officer	30%	$83,700
Gary Small, Senior Executive Vice President and Chief Banking Officer(1)	30%	$85,500

(1)	Mr. Small resigned from S&T, effective March 31, 2014, and will, therefore, not be eligible to earn the MIP award.

The corporate performance measures for 2014, EPS and Revenue, are each assigned specific weighting factors, and actual earnings opportunities are based on the Performance Level actually achieved relative to the performance ranges shown in the table below:

Performance Level	Payout Level Percentage
Below Threshold	0% of Allocated Target
Threshold	25% of Allocated Target
Target	100% of Allocated Target
Distinguished	150% of Allocated Target

•	Allocated Target equals the participant’s MIP incentive target multiplied by the weighting for each performance category (i.e., 60% for EPS, 10% for Revenue, and 30% for individual objectives.)
•	The Revenue Performance Measure is an “all-or-nothing” performance standard in which 100% of the Allocated Target is earned only if the Target Performance Level is met.
•

The Payout Level Percentages relating to the EPS Performance Measure vary depending on Actual Performance, and its payout curve rises continuously from Threshold to Target and from Target to Distinguished. Therefore, to determine awards between Threshold and Target and Target and Distinguished, linear interpolation would be utilized.

To further strengthen the linkage between the MIP award, risk management and shareholder value creation, the MIP contains a “Shareholder Protection Feature” in which payouts will not occur for any plan year if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the MIP’s provisions. In addition to the Shareholder Protection Feature of the MIP, the MIP is operational only if S&T achieves Return on Average Equity (“ROAE”) for 2014 of at least 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the clawback requirements and the use of multiple performance measures, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant.

Long-Term Incentive Plan

The LTIP is designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention.

The Compensation Committee accepted senior management’s recommendation not to grant LTIP awards in 2013. Consequently, the top 12 executive officers, including the NEOs, did not participate in the LTIP for the cycle starting in 2013.

The 2014 LTIP is comprised of the following features:

•	The target incentive payout is 40% and 35% of base salary for the CEO and other NEOs, respectively.

•

Subject to S&T shareholder approval of the S&T Bancorp, Inc. 2014 Incentive Plan in Proposal 4 of this Proxy Statement, the incentive payout will be denominated in long-term restricted stock by dividing the target incentive by a grant date share value.

•	One half of the shares will be earned based on remaining with S&T for two to three years (time-based restricted share awards vest on the second and third anniversaries of their grant date).

•	The other half will be earned based on performance relative to the Peer Banks and is referred to as the Performance-Based Restricted Share (“PBRS”) Target.

•

In aggregate, the number of shares in the PBRS Target earned may rise to 150% of a participant’s PBRS Target for outstanding performance as summarized above or can fall to zero shares if S&T’s performance is below threshold.

The 2014 LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as described above for the 2014 MIP. The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant. The 2014 LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives, beyond that offered by the annual cash incentive under the MIP.

Two metrics are used to determine the percentage of the PBRS Target earned through vesting of the PBRS awards (also referred to as performance shares):

(1)	Return on Average Equity for 2014 through 2016 relative to Peer Banks

Participants can earn from 0% to 120% of their PBRS Target based on this metric as summarized below:

Performance Level	ROAE for 3-year Performance Period Relative to Peer Banks	Vesting Percentage(a)
Below Threshold	Below the 40th percentile of the Peer Banks	0% of Target
Threshold	40th percentile of the Peer Banks	25% of Target
Target	60th percentile of the Peer Banks	100% of Target
Distinguished	75th percentile of the Peer Banks	120% of Target

(a)

The Vesting Percentage for ROAE will vary depending on actual performance. The payout curve rises continuously from Threshold to Target and from Target to Distinguished. Therefore, to determine awards between Threshold and Target and Target and Distinguished, linear interpolation would be utilized.

(2)	Cumulative Total Shareholder Return for 2014 through 2016 Relative to Peer Banks

Participants can earn an additional 30% of their PBRS Target if S&T’s cumulative Total Shareholder Return (“TSR”) for the three year performance period exceeds the cumulative TSR for more than half of S&T’s peers (i.e. exceeds 50th percentile of the Peer Banks)

Certain Other Benefits

S&T provides other benefits, or perquisites, to the NEOs that are comparable to the other benefits provided at the Peer Banks. The Compensation Committee believes that perquisites should be appropriately limited in scope and value. The primary perquisites for the NEOs are the company contributions to a qualified defined contribution plan and a nonqualified deferred compensation plan, a defined benefit program, a company car or car allowance, payment of the initiation fees and dues for social or country club memberships and a welfare benefit plan.

S&T maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2013, S&T made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2013, S&T made the following matching contributions to the Thrift Plan for each NEO: Mr. Brice, $8,925; Mr. Kochvar, $8,050; Mr. Antolik, $8,925; Mr. Ruddock, $8,719; and Mr. Small $7,700.

S&T established the S&T Bancorp, Inc. Supplemental Savings and Make-Up Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees. The Nonqualified Plan was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) in December 2008. S&T makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2013, S&T contributed to the Nonqualified Plan for Mr. Brice $7,518; Mr. Kochvar, $0; Mr. Antolik, $4,898; Mr. Ruddock, $0; and Mr. Small $0.

S&T maintains a defined benefit pension program for eligible employees hired before January 1, 2008, including NEOs hired before that date. The NEOs’ defined benefit pension benefit is determined from two sources: (1) the qualified defined benefit retirement plan; and (2) a nonqualified supplemental plan. The benefits provided under these two sources are described beginning on page 46 of this Proxy Statement. The value of such defined benefit pension benefits changes as compensation, service length, interest rates and mortality assumptions change. Consequently, the value credited to each NEO in the Summary Compensation Table on page 42 of this Proxy Statement as Change in Pension Value is a function of a number of assumptions required to calculate the present value of benefits. The present value of the pension can change without the accrual of additional benefits to the NEO, but as a result of a change in interest rates. More specifically, 48% of the Change in Pension Value amount shown for 2012 in the Summary Compensation Table is due to lower interest rates, which increased the present value of pension benefits. In 2013, interest rates rose, so the inverse occurred, resulting in a negative Change in Pension Value for the NEOs, except for Mr. Kochvar who had a $16,200 Change in Pension Value due to his compensation increases over the past five years. A negative Change in Pension Value is treated as a zero change for purposes of the Summary Compensation Table.

S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 or $7,200, depending upon the frequency that the executive drives. The car allowance is fully taxable compensation.

S&T pays for certain members of senior management to belong to one or more private clubs, if the member of management has significant customer contact and involvement in the community. S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. Expenses of a personal nature or related to a spouse are not paid by S&T.

Other benefits generally provided to all officers and full-time employees include the S&T Bank Welfare Benefit Plan. This plan has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a flexible spending account, a health reimbursement account and life insurance. In 2014, a health savings account replaced the health reimbursement account. Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee, including an NEO, with special skills and requires a relocation of more than 35 miles, the employee may be eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances S&T will also gross up taxable relocation reimbursements for federal taxes.

PROCESS FOR DETERMINING NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Approval Process

Executive compensation decisions are made by the Compensation Committee. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the CEO. For the remaining executive officers, the CEO makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the CEO’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), the S&T Bancorp, Inc. 2014 Incentive Plan (the “2014 Plan”), the MIP and the LTIP, which are made solely by the Compensation Committee with input from the CEO on all other NEOs. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter approved by the S&T Board, which it reviews, modifies as necessary and reaffirms on an annual basis. The Compensation Committee charter is available in the Corporate Governance section of our website at: www.stbancorp.com.

Role of the Executive Compensation Advisor to the Compensation and Benefits Committee

The Compensation Committee engaged Buck Consultants, LLC (“Buck”) and Aon Hewitt at different times during 2013 to serve as advisors to the Compensation Committee and to provide consultative services and assistance to S&T’s Chief Risk Officer with regard to evaluating its compensation programs. The Compensation Committee has carefully reviewed the relationship with Buck and Aon Hewitt, and has determined that because the Compensation Committee takes an active role in many compensation and benefits decisions beyond those affecting the NEOs, that it needs an advisor that can provide advice on a wider range of pay decisions than those that solely affect the NEOs. Buck has worked with the Compensation Committee to separate the adviser to the Committee on NEO pay from advisers addressing other compensation and benefits areas for which Buck provides advice. The Compensation Committee has monitored this relationship carefully and has determined that the advice provided on NEO pay meets the highest standards of internal and external defensibility. In October 2013, however, the Compensation Committee engaged Aon Hewitt in place of Buck for executive compensation advisory services to continue its relationship with the principal who moved from Buck to Aon Hewitt. Buck continues to provide S&T with services for company-wide benefit plans for its employees.

Role of Management (CEO)

The Compensation Committee reviews and approves the salary of Mr. Brice, the President and Chief Executive Officer, annually. The salaries for the other NEOs are reviewed by Mr. Brice, and are presented for approval to the Compensation Committee on an annual basis, typically in December. For 2013, the

Compensation Committee accepted senior management’s recommendation that executives, including the NEOs, not receive salary increases.

Use of Competitive Data

The Compensation Committee reviews comparisons of the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. Buck and Aon Hewitt prepared the comparisons for 2013 and 2014, respectively. For 2013, the peer banks were based on similar size and scope to S&T, operating both inside and outside S&T’s geographic market and included the following banks for pay comparison purposes (collectively, the “Peer Banks”):

•    1st Source Corporation

•    BancFirst Corporation

•    Berkshire Hills Bancorp, Inc.

•    Chemical Financial Corporation

•    City Holding Company

•    Community Bank System, Inc.

•    F.N.B. Corporation

•    First Busey Corporation

•    First Commonwealth Financial Corporation

•    First Merchants Corporation

•    Independent Bank Corporation

•    NBT Bancorp, Inc.

•    Peoples Bancorp, Inc.

•    Renasant Corporation

•    Sandy Spring Bancorp, Inc.

•    Univest Corporation of Pennsylvania

•    Union First Market Bankshares

•    WesBanco, Inc.

•    WSFS Financial Corporation

In addition, the Compensation Committee considers general financial services industry peer group information contained in other relevant surveys to supplement and extend its assessment of relevant competitive practices attributable to the leadership team.

For 2014, the Peer Banks will include the above banks, except for F.N.B. Corporation, which was eliminated due to its larger asset size.

PAY FOR PERFORMANCE

Pay for Performance Alignment

As described in the preceding discussions of the MIP and LTIP, based on S&T’s senior management’s recommendation, the Compensation Committee did not approve incentive opportunities under either the MIP or the LTIP for executives in 2013. The executives, however, continued to have opportunities to benefit from improved performance through their restricted stock awards under the 2011 and 2012 LTIPs. However, due to significant improvement in S&T’s performance in 2013, the Compensation Committee awarded a discretionary bonus of 10% of the 2013 base salary earned to executive officers.

2013 NAMED EXECUTIVE OFFICER COMPENSATION DECISIONS AND PERFORMANCE CONSIDERATIONS

The following summarizes the pay actions and decisions made for 2013 for each component of pay for each NEO.

Base Salary Decisions

As described earlier, based on S&T’s senior management’s recommendation, the Compensation Committee did not approve increases to base salaries in 2013, due to lower earnings in 2012. When appropriate, the

Compensation Committee increases base salaries to both ensure consistency with market competitive practices, and also to recognize the critical value of each senior executive’s management of S&T.

In 2014, base salary increases were provided to NEOs in recognition of better than expected financial results in 2013, due to much improved asset quality, solid loan growth, successful integration of 2012 mergers and the implementation of expense control initiatives. The following table summarizes base salary decisions made for NEOs for 2013 and 2014.

Name	2012 Salary	2013 Salary (Effective 1/01/2013)	2014 Salary (Effective 1/01/2014)
Todd D. Brice	$525,000	$525,000	$550,000 (4.76% increase)
Mark Kochvar	$278,000	$278,000	$295,000 (6.12% increase)
David Antolik	$302,000	$302,000	$322,000 (6.62% increase)
David Ruddock	$265,000	$265,000	$279,000 (5.28% increase)
Gary Small	N/A	$260,000	$285,000 (9.62% increase)

The increase in 2014 for Mr. Small is higher than for the other NEOs to compensate him for his oversight role in the S&T retail, insurance and wealth management business lines. Mr. Small resigned, effective March 31, 2014.

Summary of Management Annual Incentive Decisions for 2013 Performance

Based on S&T’s senior management’s recommendation, the Compensation Committee did not approve an annual incentive opportunity under the MIP, due to lower earnings in 2012, which created a lower base from which future performance could be measured. S&T’s performance in 2013, however, far exceeded the expectations of management and the Board, with net income increasing by 48% and earnings per share increasing by 44%. In addition, S&T’s stock price appreciated by 40% during 2013. This better than expected performance was due to much improved asset quality, solid loan growth, successful integration of 2012 mergers and the implementation of expense control initiatives. In light of this significant improvement in S&T’s performance in 2013, the Compensation Committee elected to award a discretionary bonus of 10% of each executive officer’s 2013 base salary earned, including the NEOs. The value of the bonus is considerably less than what these executives officers would have received had they been eligible for awards under the MIP and LTIP at historical targets. The bonus amounts for the NEOs are disclosed in the Summary Compensation Table on Page 42 of this Proxy Statement.

2013 Long-Term Incentive Awards

Based on S&T’s senior management’s recommendation, the Compensation Committee did not approve a long-term incentive opportunity under the LTIP, due to lower earnings in 2012, which created a lower base from which future performance could be measured.

As of March 31, 2014 and projected as of December 31, 2014, NEOs have the following outstanding restricted shares under the 2011 and 2012 LTIPs.

Named Executive Officer	Outstanding Restricted Shares March 31, 2014	Outstanding Restricted Shares December 31, 2014
Todd Brice	1,175	1,175
Mark Kochvar	622	622
David Antolik	676	676
David Ruddock	593	593
Gary Small(1)	0	0

(1)

Mr. Small did not have outstanding restricted shares from the 2011 or 2012 LTIP, but held the remaining 1,377 unvested shares granted to him in January 2013 that were scheduled to vest on January 28, 2015. The original grant of 2,754 shares on January 28, 2013 was part of Mr. Small’s employment package upon his hiring in January 2013. The shares were granted at $18.155, vesting 50% on the first and second anniversary dates of the grant. Mr. Small forfeited the 1,377 unvested shares due to his resignation, effective March 31, 2014.

CHANGE IN CONTROL

Effective January 1, 2007, S&T entered into change in control agreements with selected officers in senior management, including all the NEOs. Mr. Small entered into a change of control agreement, effective upon his employment in January 2013. These agreements were put in place to help ensure that S&T’s leadership team remains engaged and focused should the organization ever become the target of a change in control where their jobs or ongoing compensation could be at risk. On December 31, 2008, S&T restated these change in control agreements to comply with the requirements of Section 409A. The primary terms and compensation payments contemplated by the agreements remain unchanged. The agreements provide for the following:

•

S&T’s CEO will receive a lump sum payment of 300% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within three years following a change in control.

•

The other NEOs will receive a lump sum payment of 200% of his base salary if: (1) the NEO’s employment is involuntarily terminated without cause within six months preceding a change in control; (2) the NEO’s employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) the NEO voluntarily terminates his employment for “good reason” (as defined below) within two years following a change in control.

The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•

A material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than 40 land miles from the location prior to the change in control);

•

S&T’s failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans, but not including any incentive or equity-based compensation plans, in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; or the failure by S&T to provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	Any failure by any successor of S&T to adhere to the terms of the agreement; or

•	A reduction of more than 10% in the executive’s annual base salary by S&T;

An executive may not terminate his or her employment for good reason more than six months after the initial existence of the conditions constituting good reason.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any person, other than a pension, profit-sharing or other employee benefit plan established by S&T or S&T Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The shareholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of S&T or the surviving entity outstanding immediately after such merger or consolidation;

•	The S&T shareholders or the S&T Board or S&T Bank approve a plan of complete liquidation or an agreement for the sale of or disposition of all or substantially all of the S&T’s or S&T Bank’s assets;

•

Any person shall have commenced a tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of Common Stock;

•

Any person shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with S&T or S&T Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of S&T or S&T Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of S&T or S&T Bank; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

Payments under the agreements will be made no later than ten business days after the date of termination, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” below). Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change in control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the president and chief executive officer and for two years for the other NEOs. Each agreement provides that, in the event any benefit received by a Named Executive in connection with a change in control or in connection with the termination of the Named Executive’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

OTHER COMPENSATION-RELATED PROVISIONS

Stock Ownership Guidelines

The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives, including the NEOs, beginning on January 1, 2008. Under the guidelines, the CEO, senior executive vice presidents, executive vice presidents and senior vice presidents should own Common Stock having a market value equal to the following multiple of the individual’s base salary:

Role	Fair Market Value of Common Stock
President and Chief Executive Officer	3 times base salary
SEVPs and EVPs	2 times base salary
SVPs	1 times base salary

Currently, Messrs. Brice, Kochvar and Ruddock meet the ownership guidelines. Mr. Antolik does not currently meet the ownership guidelines. Mr. Small did not meet the ownership guidelines as of the effective date of his resignation on March 31, 2014. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, the Compensation Committee established additional guidelines that limit senior management to the right to liquidate only the number of the vesting restricted shares of common stock sufficient for paying current tax liabilities on the vesting shares, until the officer achieves the stock ownership guidelines.

Claw-Back Feature

The Compensation Committee adopted a claw-back feature in 2010. All payments are subject to claw-back provisions that can result in the awards being canceled or prior payments recouped. These claw-back provisions allow S&T to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to an NEO or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Risk Mitigation in Plan Design

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages any unnecessary or excessive risk taking and concludes:

•	S&T’s compensation plans do not encourage executives to take unnecessary and excessive risks that could threaten the value of S&T;

•	The compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

In addition, at least annually, the Compensation Committee discusses, evaluates, and reviews with S&T’s CRO the compensation arrangements to ensure that: (i) the compensation plans for senior management (senior vice presidents or higher) do not encourage the members of senior management to take unnecessary and excessive risks that threaten the value of the S&T, (ii) the employee compensation plans do not pose unnecessary risks to S&T, and (iii) the employee compensation plans do not encourage the manipulation of reported earnings to enhance the compensation of any of S&T’s employees.

Employment Agreements

S&T does not provide employment agreements for any of the NEOs. S&T believes in a policy of “at will” employment arrangements.

EFFECT OF TAXATION ON COMPENSATION PROGRAMS (TAX CONSIDERATIONS)

Code Sections 162(m) and 409A

The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the chief financial officer) to the extent that any such individual’s compensation exceeds $1 million.

“Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. Compensation and benefit arrangements were required to be amended to comply with Section 409A of the Code as of January 1, 2009. S&T adopted Section 409A compliance amendments prior to January 1, 2009 (as required) and will continue to monitor its existing and future plans and arrangements for continued compliance with Section 409A of the Code.

Gross-ups and IRC Section 280G

S&T does not provide any tax gross-ups to any NEOs or any other employee that may have the right to a payment upon a change in control.

COMPENSATION AND BENEFITS COMMITTEE REPORT

We, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the CD&A be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2013.

Review of Risk Associated With Compensation Plans

In accordance with S&T corporate policy, the Compensation Committee reviewed the incentive compensation arrangements for senior management (senior vice president and higher) with S&T’s Chief Risk Officer and personnel acting in a similar capacity, to ensure that these incentive compensation arrangements do not encourage members of senior management to take unnecessary and excessive risks that threaten the value of the institution. The Compensation Committee meets annually with the Chief Executive Officer, Chief Risk Officer and the Director of Human Resources to, among other things:

(1)	Discuss the long-term and short-term risks that S&T faces that could threaten the value of S&T;

(2)	Identify the features of the S&T’s incentive compensation arrangements that could lead members of senior management to take such risks or focus on short-term results and how to limit those features; and

(3)	Review the employee compensation plans and eliminate features in those plans that could encourage manipulation of reported earnings.

The Compensation Committee reviewed the 2013 Management Incentive Plan (“2013 MIP”); Commercial Lender Incentive Plan, an incentive for commercial lending employees based on loan fee income and new deposits generated; and 28 other employee incentive compensation plans that were determined by the Compensation Committee to be low risk.

As disclosed in the CD&A section from the proxy statement for the 2013 Annual Shareholders Meeting, S&T’s senior management recommended, and we approved, that there be no salary increases or incentive opportunities under either the Management Incentive Plan (“MIP”) or the Long-Term Incentive Plan (“LTIP”) for executive officers in 2013. However, on March 18, 2013, the Compensation Committee did approve the 2013 MIP for selected senior vice presidents, who are below the executive officer level. The 2013 MIP was based solely on individual performance measures, with a maximum opportunity of 10% of base salary earned. The Compensation Committee reviewed the senior vice presidents’ performance relative to individual objectives, as provided by the CEO, and approved payments for achievement of individual objectives.

The Compensation Committee also approved the 2013 Employee Incentive Plan (“2013 EIP”), which provided a cash incentive opportunity to substantially all employees under the level of senior vice president, based on the achievement of a predetermined EPS goal that the Compensation Committee approved. The employees earn a percentage of their 2013 base earnings. The EPS goals and incentive percentages for 2013 were: $1.55 for a 1% incentive and $1.63 and above for a 2% incentive. Eligible employees earned a 2% incentive for 2013, since the Company achieved an EPS of $1.70. The Compensation Committee is implementing the 2014 Employee Incentive Plan, which is substantially similar to the 2013 EIP and is based on EPS goals.

In 2013, the Compensation Committee engaged Buck to assist in the drafting and review of the CD&A for the 2013 proxy statement and to review the S&T Bancorp, Inc. Incentive Stock Plan to identify changes necessary for the drafting of the S&T Bancorp, Inc. 2014 Incentive Plan (the “2014 Incentive Plan”). In October 2013, the Compensation Committee engaged Aon Hewitt to review the draft of the S&T Bancorp, Inc. 2014 Incentive Plan, evaluate and benchmark compensation for the top twelve executive positions at S&T, review the S&T compensation peer group, and review and update the MIP and LTIP for 2014. In March 2014, the Compensation Committee engaged Aon Hewitt to review the CD&A for this Proxy Statement.

After a careful evaluation of all employee incentive plans, the Committee concluded:

•	S&T’s incentive compensation plans do not encourage members of senior management to take unnecessary and excessive risks that could threaten the value of S&T;

•	The incentive compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The incentive compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

Compensation and Benefits Committee:

Jeffrey Grube (Chairman)

John Delaney

Michael Donnelly

Fred Morelli

Frank Palermo

EXECUTIVE COMPENSATION

The following table provides information concerning remuneration of the NEOs during 2011-2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(7)	Total ($)
Todd D. Brice	2013	525,000	52,500	0	0	0	0	53,088	630,588
President and Chief Executive	2012	525,000	0	104,997	0	19,060	481,200	56,839	1,187,096
Officer	2011	475,000	0	95,030	0	66,640	400,900	48,069	1,085,639

Mark Kochvar	2013	278,000	27,800	0	0	0	16,200	20,222	342,222
Sr. Executive Vice President	2012	278,000	0	55,592	0	5,053	197,500	21,009	557,154
and Chief Financial Officer	2011	262,000	0	52,403	0	32,903	165,900	19,478	532,684

David G. Antolik	2013	302,000	30,200	0	0	0	0	25,980	358,180
Sr. Executive Vice President	2012	302,000	0	60,394	0	12,947	208,400	28,696	612,437
and Chief Lending Officer	2011	285,000	0	56,993	0	37,551	176,600	25,337	581,481

David P. Ruddock	2013	265,000	26,500	0	0	0	0	24,824	316,324
Sr. Executive Vice President	2012	265,000	0	53,001	0	11,266	226,600	27,861	583,728
and Chief Operating Officer	2011	250,000	0	50,023	0	35,813	202,000	25,304	563,140

Gary Small(6)	2013	252,000	25,200	50,000	0	0	0	23,445	350,645
Sr. Executive Vice President and Chief Banking Officer

(1)	The Compensation Committee awarded a discretionary bonus to executives, including the NEOs, in the amount of 10% of base salary earned. No management incentive bonuses were earned during fiscal years 2011 or 2012. The 2011 MIP replaced the 2010 MIP as an annual incentive award. The 2012 MIP replaced the 2011 MIP. See “Summary of Management Annual Incentive Decisions for 2013 Performance” in the “Compensation Discussion and Analysis” on page 35.
(2)	No grants of restricted stock were awarded in 2013, except for a grant of 2,754 shares on January 28, 2013 to Mr. Small as part of his employment package upon his hiring in January 2013. The shares were granted at $18.155, vesting 50% on the first and second anniversary dates of the grant. On March 19, 2012, the Compensation Committee granted long-term restricted stock at a grant price of $22.335, the average of the high and low price of the Common Stock on the grant date, to the NEOs. The grants were in accordance with the 2012 LTIP, pursuant to its authority under the 2003 Plan. On March 21, 2011, the Compensation Committee granted long-term restricted stock at a grant price of $21.25, the average of the high and low price of the Common Stock on the grant date, to the NEOs. The grants were in accordance with the 2011 LTIP, pursuant to its authority under the 2003 Plan, and are subject to transferability restrictions as required by Troubled Asset Relief Program (“TARP”). See “Long-Term Incentive Plan” and “2013 Long-Term Incentive Awards” in the “Compensation Discussion and Analysis” on pages 30 and 35, respectively.
(3)	There were no option awards in 2011, 2012 and 2013.
(4)	This column includes the incentive payments resulting from the MIPs for 2011 and 2012, which the Compensation Committee approved on March 19, 2012 and March 15, 2013, respectively, for performance during the previously completed fiscal year. Due to TARP restrictions, the payments for the MIP in 2011 were paid in long-term restricted shares instead of cash, subject to a two-year vesting schedule and certain transferability restrictions. The recipients received the number of shares equal to the value of the cash awards, based upon the average of the high and low prices of the Common Stock over the preceding 30 trading days, including the date of the grant. The 2012 MIP was paid in cash. See “Management Incentive Awards” in the “Compensation Discussion and Analysis” on page 29.
(5)

This column shows the aggregate year-to-year change in the actuarial present value of the NEOs’ accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for ASC 715 “Compensation – Retirement Benefits” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the ASC 715 discount rate as well as changes due to the accrual of plan benefits. The change in pension value during 2013 for Messrs. Brice, Antolik, and Ruddock are negative $74,300, negative $63,500, and negative $33,700, respectively (negative amounts are not reflected in the amounts disclosed above).
(6)	Mr. Small resigned from S&T, effective March 31, 2014.
(7)	The compensation represented by the amounts for 2011, 2012 and 2013 as set forth in the All Other Compensation column for the NEOs is detailed in the following table.

Name	Year	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car or Car Allowance(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	All Other Compensation
Todd D. Brice	2013	$8,925	$7,518	$15,087	$11,453	$2,348	$7,757	$53,088
	2012	8,500	9,899	15,054	11,430	2,348	9,608	56,839
	2011	8,420	8,335	14,138	10,608	1,531	5,037	48,069

Mark Kochvar	2013	8,050	—	6,000	—	2,165	4,007	20,222
	2012	7,875	—	6,000	—	2,165	4,969	21,009
	2011	7,966	—	6,000	—	2,025	3,487	19,478

David G. Antolik	2013	8,925	4,898	6,173	—	1,531	4,453	25,980
	2012	5,950	4,620	11,182	—	1,531	5,413	28,696
	2011	6,788	3,355	10,885	—	1,448	2,861	25,337

David P. Ruddock	2013	8,719	—	8,640	1,524	2,058	3,883	24,824
	2012	8,750	—	11,130	1,531	2,058	4,392	27,861
	2011	8,781	—	11,011	1,404	1,924	2,184	25,304

Gary Small	2013	7,700	—	6,923	5,203	1,939	1,680	23,445

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The employee’s eligible compensation was $245,000 in 2011, $250,000 in 2012, and $255,000 in 2013.
(b)	Contributions by S&T Bank to the Nonqualified Plan that was established in order that certain management employees, including the NEOs, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees.
(c)	This column represents the aggregate incremental cost to S&T for providing a car to the NEO. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel. Messrs. Kochvar and Small received car allowances, in lieu of company cars.
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	This column includes the excess premiums reported as taxable compensation on the NEO’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the NEO’s W-2.

Grants of Plan-Based Awards for Fiscal Year 2013

There were no plan-based awards for Fiscal Year 2013, due to the Compensation Committee’s decision to suspend grants of awards in 2013.

Outstanding Equity Awards at 2013 Fiscal Year

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2013 for our NEOs. The market value of the stock awards is based on the closing price of S&T Common Stock as reported on The NASDAQ Stock Market on December 31, 2013 which was $25.31.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Todd D. Brice
Granted 12/20/2004	12,500	0	37.08	12/20/2014
Granted 12/19/2005	12,500	0	37.86	12/19/2015
Granted 03/21/2011					3,354	84,890
Granted 03/19/2012					7,685	194,507

Mark Kochvar
Granted 12/20/2004	6,500	0	37.08	12/20/2014
Granted 12/19/2005	6,500	0	37.86	12/19/2015
Granted 03/21/2011					1,849	46,798
Granted 03/19/2012					3,962	100,278

David G. Antolik
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 03/21/2011					2,011	50,898
Granted 03/19/2012					4,385	110,984

David P. Ruddock
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 03/21/2011					1,765	44,672
Granted 03/19/2012					3,976	100,633

Gary Small
Granted 01/28/2013					2,754	69,704

(1)	The S&T Board awarded the restricted shares of Common Stock, as follows: on March 19, 2012 with 50% vesting on the third anniversary, based on achievement of corporate performance goals, and 25% vesting on the second and third anniversaries, respectively, pursuant to the 2012 LTIP. On March 19, 2012, there was an additional grant that vested 100% on the second anniversary of the grant, pursuant to the 2011 MIP. The grant on March 21, 2011 was pursuant to the 2011 LTIP. On January 28, 2013, as part of a hiring package, the S&T Board awarded a grant of shares to Mr. Small with 50% vesting on the first anniversary and the remaining 50% vesting on the second anniversary. One half of Mr. Small’s grant vested on January 28, 2014, while the remaining shares were forfeited upon the effective date of his resignation on March 31, 2014.
(2)	Calculated based on $25.31, which was the closing price of S&T’s Common Stock on December 31, 2013.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2013 for our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Todd D. Brice	0	$0	6,895	$153,587
Mark Kochvar	0	0	3,111	69,153
David G. Antolik	0	0	3,722	82,891
David P. Ruddock	0	0	2,573	57,177
Gary M. Small	0	0	0	0

(1)	S&T Bancorp Restricted Stock Grant of 2008 vested 25% on January 1, 2013, and was fully vested on that date. The Restricted Stock Grant on March 15, 2011 was fully vested on March 15, 2013. The Restricted Stock Grant on March 21, 2011 vested 25% on March 21, 2013 and 25% were fully vested on March 21, 2014. The value realized on vesting is based on the average of the high and low price of S&T Bancorp, Inc. stock on the close of the market on the date of the vesting.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Todd D. Brice	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	29 29	$ $	807,000 821,300	—
Mark Kochvar	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	22 22	$ $	646,000 41,100	—
David G. Antolik	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	24 24	$ $	541,800 18,100	—
David P. Ruddock	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	29 29	$ $	807,600 30,000	—
Gary M. Small	N/A

The present values shown above are based on benefits earned as of December 31, 2013 under the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) and the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under ASC 715 as of December 31, 2013, including a discount rate of 4.75%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Small was hired in January 2013 and was not eligible to participate in these defined benefit plans.

Employees’ Retirement Plan of S&T Bank

The Employees’ Retirement Plan of S&T Bank (“Plan”) is a defined benefit pension plan that covers substantially all employees hired prior to 2008. The Plan provides benefits that are based on years of service and compensation. Benefits payable under the Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan. Compensation is limited each year as required by Federal law (limit was $255,000 for 2013).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Plan are 100% vested after completion of five years of service. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Plan. For participants who met certain age and service requirements as of December 31, 2007, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62. For participants who did not meet these requirements, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 65.

Accrued benefits under the Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Plan, including a single lump sum payment. All forms of payment are actuarially equivalent in value.

S&T Bancorp, Inc. Supplemental Savings and Make-up Plan

As noted above under the definition of Average Final Compensation for the Employees’ Retirement Plan of S&T Bank, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

Nonqualified Deferred Compensation

The following table provides information with respect to the Nonqualified Plan and the Named Executive Officers. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Todd D. Brice	15,036	7,518	73,419	0	313,629
Mark Kochvar	0	0	46,907	0	185,907
David G. Antolik	13,995	4,898	35,496	0	157,690
David P. Ruddock	0	0	0	0	0
Gary M. Small	0	0	0	0	0

(1)	The amounts in this column have been included in the “All Other Compensation” column of the Summary Compensation Table on page 42.

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly-compensated employees who are limited to the salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

The participants may elect the allocation percentages for employee deferrals and employer contributions into two large capitalization mutual funds and a money market mutual fund in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund, Selected American Shares D and Federated Prime Obligations Fund.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Section 409A of the Code.

Termination of Employment and Change-in-Control Arrangements

As described above, our NEOs do not have employment agreements. The NEOs would receive payments from S&T in connection with a termination from employment pursuant to their change-in-control agreements. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the NEO’s beneficiary, heirs or estate would be entitled to certain payments.

Resignation. There are no employment agreements between S&T and any of the NEOs; therefore, in the event of resignation, the NEO would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The NEO would forfeit any unexercised nonstatutory stock options under the under the 2003 Plan if not exercised within one month of separation from service.

Retirement. Upon retirement, the NEOs would receive pension benefits as described above in the Retirement Plan and the Nonqualified Plan. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan, including a single lump sum payment. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2014(3)
	Date Payable(1)	Annual Benefit (2)
Todd D. Brice	age 65	$93,700	$312,600
Mark Kochvar	age 65	$66,500	$17,000
David G. Antolik	age 65	$76,000	$39,400
David P. Ruddock	age 65	$85,300	$11,900
Gary M. Small(4)	N/A	N/A	N/A

(1)	Messrs. Brice, Kochvar, Antolik, and Ruddock were not eligible for early retirement as of December 31, 2013, and are presented at what their respective benefit would be upon retirement at age 65 if they had terminated employment on December 31, 2013.
(2)	The NEOs are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the NEO became deceased prior to retiring, the NEO’s surviving spouse would receive the amount shown for 10 years commencing as of the date shown, reducing to 50% of the amount shown after 10 years and continuing for the remainder of her lifetime.
(3)	The NEO receives a lump sum payment upon retirement or termination as described above in the Nonqualified Plan. The lump sum payment is determined as the present value of a 10-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the NEO’s Nonqualified Plan deferred compensation account. Currently, the NEOs have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The NEOs individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.
(4)	Mr. Small is not a participant in the Retirement Plan or the Nonqualified Plan, due to his hiring occurring subsequent to December 31, 2007, when eligibility for participation in these benefits was discontinued for subsequent hires.

The NEO continues to hold any unexercised nonstatutory stock options granted under the 2003 Plan until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the CD&A, during 2013, S&T had change in control agreements in effect with each of the NEOs. The agreement for Mr. Brice provided that if he was terminated: (i) without cause within six months preceding a change in control; (ii) within three years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if he voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), Mr. Brice would be entitled to receive a lump sum cash payment based on 300 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for three years. Each agreement for the other NEOs provide that if the executive was terminated: (i) without cause within six months preceding a change in control; (ii) within two years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), the NEO would be entitled to receive a lump sum cash payment based on 200 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for two years. The definition of “change in control,” as used in the change in control agreements, is fully described on page 36 of this Proxy Statement under the section “Change in Control.” In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 2003 Plan.

The following table provides the payments that each NEO would have received in connection with severance, constructive termination or upon a change in control of S&T at December 31, 2013:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments
Todd D. Brice	3X	$1,650,000	$0	$50,265	$1,700,265
Mark Kochvar	2X	590,000	0	21,283	611,283
David G. Antolik	2X	644,000	0	13,140	657,140
Gary Small	2X	570,000	0	33,334	603,334
David Ruddock	2X	558,000	0	31,608	589,608

(1)	The unvested nonstatutory options were not in the money as of December 31, 2013; therefore, the NEO would have realized no value resulting from the vesting.
(2)	The value of welfare benefits is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T. The amount represents the aggregate value of the welfare benefits received for two or three years, as applicable and in accordance with the terms of the executive’s change in control/severance agreement.

Death. Upon the death of an NEO, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the NEO will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable loans with persons not related to the lender. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. The total investment by S&T Bank in 1992 was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Messrs. Delaney (and affiliated parties) and Gatti (and affiliated parties), members of the S&T Board, each hold a one-third interest in RCL Partners, Inc.

During 2013, S&T Bank made payments of $153,154 to Ms. Toretti (and affiliated parties), a member of the S&T Board, for the lease of operations, branch and administrative facilities and parking spaces. On October 1, 1986, S&T Bank entered into an agreement to lease, from Ms. Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 at $12,763 per month providing for four five-year terms at the same terms and conditions of the original lease. On December 29, 2010, S&T entered into a sublet agreement for parking spaces with Palladio, LLC, a related entity of Ms. Toretti, to lease 14 parking spaces for $9,818 from January 1, 2011 through September 15, 2011. On June 27, 2011, written consent was given by landlord to tenant to sublet the 14 spaces to S&T, effective September 16, 2012, for $14,280 per year, increasing $420 per year over the remaining five-year term. S&T prepaid $15,120 for parking spaces through September 15, 2014. S&T also paid $4,950 for snow removal for the leased parking spaces. Total payment for 2013 was $20,070.

See also “Compensation Committee Interlocks and Insider Participation” on page 13.

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the CRO of any updates to the list of Related Parties. The CRO disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 114 (“Communication with Audit Committees”). The Audit Committee reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson); Frank Palermo; Jeffrey Grube; Frank Jones; and Fred Morelli.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2015 S&T annual meeting of shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 24, 2014. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting.

Notice to S&T of a shareholder director nomination submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the Annual Meeting, and the persons named in the proxies solicited by S&T’s Board for its 2015 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. In accordance with the S&T By-laws, no persons other than the Company’s nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

April 8, 2014

Appendix A

S&T BANCORP, INC.

2014 INCENTIVE PLAN

1. Definitions. In the Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1. “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly, and any other entity designated by the Committee in which the Company has a significant interest.

1.2. “Agreement” means an agreement or other document (including a plan or sub-plan) evidencing an Award (or Awards). An Agreement may be in written or such other form as the Committee may specify in its discretion, and the Committee may, but need not, require a Participant to sign an Agreement.

1.3. “Award” means a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Performance Award, or an Other Stock-Based Award.

1.4. “Board” means the Board of Directors of the Company.

1.5. “Code” means the Internal Revenue Code of 1986, as amended.

1.6. “Committee” means the Compensation and Benefits Committee of the Board or such other committee(s), subcommittee(s) or person(s) the Board or an authorized committee of the Board appoints to administer the Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, “Committee” shall mean the Board. Notwithstanding the foregoing, “Committee” means the Board for purposes of granting Awards to members of the Board who are not Employees, and administering the Plan with respect to those Awards, unless the Board determines otherwise.

1.7. “Common Stock” means the Company’s common stock, par value $2.50 per share.

1.8. “Company” means S&T Bancorp, Inc. and any successor thereto.

1.9. “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with Section 7.

1.10. “Date of Grant” means the date on which an Award is granted under the Plan.

1.11. “Effective Date” means the earlier of the date that the Plan is adopted by the Board or is first approved by the Company’s stockholders

1.12. “Eligible Person” means any person who is (a) an Employee, (b) a member of the Board or the board of directors of an Affiliate, or (c) a consultant or independent contractor to the Company or an Affiliate.

1.13. “Employee” means any person whom the Committee determines to be an employee of the Company or an Affiliate.

1.14. “Exercise Price” means the price per Share at which an Option may be exercised.

1.15. “Fair Market Value” means, as of any date on which the Shares are listed or quoted on a securities exchange or quotation system, and except as otherwise determined by the Committee, (a) for the purpose of the granting of Awards, the average of the high and low closing sale price for the Common Stock as reported on such securities exchange or quotation system for the ten trading day period ending on the relevant date and (b) for other purposes under the Plan, the closing sale price of a Share as reported on such securities exchange or quotation system as of the relevant date , and if the Shares are not listed or quoted on a securities exchange or quotation system, then an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose; provided, however, that in the case of the grant of an Option that is intended to not provide for a deferral of compensation within the meaning of Section 409A of the Code, Fair Market Value shall be determined pursuant to a method permitted by Section 409A of the Code for determining the fair market value of stock subject to a nonqualified stock option that does not provide for a deferral of compensation within the meaning of Section 409A of the Code.

1.16. “Incentive Stock Option” means an Option that the Committee designates as an incentive stock option under Section 422 of the Code.

1.17. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

1.18. “Option” means an option to purchase Shares granted pursuant to Section 6.

1.19. “Option Period” means the period during which an Option may be exercised.

1.20. “Other Stock-Based Award” means an Award granted pursuant to Section 11.

1.21. “Participant” means an Eligible Person who has been granted an Award.

1.22. “Performance Award” means a performance award granted pursuant to Section 10.

1.23. “Performance Goals” means performance goals that the Committee establishes, which may be based on satisfactory internal or external audits, achievement of balance sheet or income statement objectives, cash flow, customer satisfaction metrics, achievement of customer satisfaction goals, dividend payments, earnings (including before or after taxes, interest, depreciation, and amortization), earnings growth, earnings per share, economic value added, expenses (including sales, general and administrative expenses), efficiency ratio, improvement of financial ratings, internal rate of return, market share, geographic expansion, net asset value, net income, net operating gross margin, net operating profit after taxes, net sales growth, operating income, operating margin, comparisons to the performance of other companies, pro forma income, regulatory compliance, return measures (including return on assets (including average assets), designated assets, capital, capital employed, equity, or stockholder equity, and return versus the Company’s cost of capital), revenues, sales, stock price (including growth measures and total stockholder return), comparison to stock market indices, implementation or completion of one or more projects or transactions (including mergers, acquisitions, dispositions, and restructurings), working capital, or any other objective goals that the Committee establishes. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates and may cover such period as the Committee may specify.

1.24. “Plan” means this S&T Bancorp, Inc. 2014 Incentive Plan, as amended from time to time.

1.25. “Restricted Stock” means Shares granted pursuant to Section 8.

1.26. “Restricted Stock Units” means an Award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to Section 9.

1.27. “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company, including a “parent corporation” or “subsidiary corporation” that becomes such after adoption of the Plan.

1.28. “Share” means a share of Common Stock.

1.29. “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (each as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

Unless the context expressly requires the contrary, references in the Plan to (a) the term “Section” refers to the sections of the Plan, and (b) the word “including” means “including (without limitation).”

2. Purpose. The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the alignment of their interests with those of the stockholders of the Company.

3. Administration. The Committee shall administer the Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of the Plan. The Committee shall have plenary authority and discretion, subject to the provisions of the Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including without limitation, the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the periods during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority and discretion to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of the Plan and Awards granted hereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of the Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

4. Eligibility. Awards may be granted only to Eligible Persons, provided that Incentive Stock Options may be granted only to Eligible Persons who are Section 422 Employees.

5. Stock Subject to Plan.

5.1. Subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued pursuant to Awards (including Incentive Stock Options) under the Plan is 750,000. Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions, or otherwise.

5.2. If an Option expires or terminates for any reason without having been fully exercised, if shares of Restricted Stock are forfeited, or if Shares covered by an Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award shall be available for the grant of additional Awards; provided, however, that in the case of Shares that are withheld (or delivered) to pay the Exercise Price of an Option or withholding taxes pursuant to Sections 7.2, 7.3, or 17, no such withheld (or delivered) Shares shall be available for the grant of Awards hereunder.

5.3. Subject to adjustment as provided in Section 13, the maximum number of Shares with respect to which an Employee may be granted Awards under the Plan (whether settled in Shares or the cash equivalent thereof) during any calendar year is 50,000. The maximum number of Shares with respect to which an Employee has been granted Awards shall be determined in accordance with Section 162(m) of the Code.

6. Options.

6.1. Options granted under the Plan shall be either Incentive Stock Options or Nonqualified Stock Options, as designated by the Committee. Each Option granted under the Plan shall be a Nonqualified Stock Option unless expressly identified as an Incentive Stock Option, and each Option shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with the Plan as the Committee may specify. Such terms and conditions may provide that an Option may be exercised only as described in Section 7.3 and provide for the payment of cash in lieu of the issuance of all or a portion of the Shares issuable upon exercise (with Shares paid in cash being valued at Fair Market Value). The Committee may, in its discretion, condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.

6.2. The Exercise Price of an Option granted under the Plan shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Shareholder, the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

6.3. The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement, provided that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to an Employee who on the Date of Grant is a Ten-Percent Stockholder) from its Date of Grant.

7. Exercise of Options.

7.1. Subject to the terms of the applicable Agreement, an Option may be exercised, in whole or in part, by delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied by (a) full payment for the Shares with respect to which the Option is exercised or (b) to the extent provided in the applicable Agreement, irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option.

7.2. To the extent provided in the applicable Agreement or otherwise authorized by the Committee, payment of the Exercise Price may be made by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an Option or other Award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise.

7.3. To the extent provided in the applicable Agreement, an Option may be exercised by directing the Company to withhold from the Shares to be issued upon exercise of the Option (or portion thereof) being exercised a number of Shares having a Fair Market Value not in excess of the aggregate Exercise Price of the Option (or portion thereof being exercised), with payment of the balance of the exercise price, if any, being made pursuant to Section 7.1 and/or Section 7.2.

8. Restricted Stock Awards. Each grant of Restricted Stock under the Plan shall be subject to an Agreement specifying the terms and conditions of the Award. Restricted Stock granted under the Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

9. Restricted Stock Unit Awards. Each grant of Restricted Stock Units under the Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares (or the cash equivalent thereof) to a Participant at such time(s) as the Committee may specify and (b) contains such other terms and conditions as the Committee may specify, including terms that condition the issuance, vesting, or payment of Restricted Stock Unit Awards upon the achievement of one or more specified Performance Goals.

10. Performance Awards. Each Performance Award granted under the Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares to a Participant contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify. If the terms of a Performance Award provide for payment in the form of Shares, for purposes of Section 5.3, the Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $2,000,000.

11. Other Stock-Based Awards. The Committee may in its discretion grant stock-based awards of a type other than those otherwise provided for in the Plan, including the issuance or offer for sale of unrestricted Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting of the Other Stock-Based Award upon the achievement of one or more Performance Goals.

12. Dividends and Dividend Equivalents. The terms of an Award may provide a Participant with the right, subject to such terms and conditions as the Committee may specify, to receive dividend payments or dividend equivalent payments with respect to Shares covered by such Award, which payments (a) may be either made currently or credited to an account established for the Participant, (b) may be made contingent upon the achievement of one or more Performance Goals, and (c) may be settled in cash or Shares, as determined by the Committee; provided, however, that in no event shall any dividends or dividend equivalents be paid out with respect to any unvested Awards that are performance awards.

13. Capital Events and Adjustments.

13.1. In the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, reverse stock split, spin-off, split-off, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall provide for a substitution for or adjustment in: (a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards, (b) the Exercise Price of Options, (c) the aggregate number and class of Shares for which Awards thereafter may be granted under the Plan, and (d) the maximum number of Shares with respect to which an Employee may be granted Awards during any calendar year.

13.2. Any provision of the Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party or any sale, disposition or exchange of at least 50% of the Company’s Common Stock or all or substantially all of the Company’s assets for cash, securities or other property, or any other similar transaction or event (each, a “Transaction”), the Committee shall take such actions, and make such changes and adjustments to outstanding Awards as it deems equitable, and may in its discretion, cause any Award granted hereunder to (a) vest in whole or in part, (b) be assumed or continued by any successor or acquirer, and/or (c) be canceled (in whole or in part) in consideration of a payment (or payments), in such form as the Committee may specify, equal to the fair value of the canceled Award (or portion thereof), as determined by the Committee in its discretion. The fair value of an Option shall be deemed to be equal to the product of (a) the number of Shares the Option covers (and has not previously been exercised) and (b) the excess, if any, of the Fair Market Value of a Share as of the date of cancellation over the Exercise Price of the Option. For sake of clarity and notwithstanding anything to the contrary herein, (a) the fair value of an Option would be zero if the Fair Market Value of a Share is equal to or less than the Exercise Price and (b) payments in cancellation of an Award in connection with a Transaction may be delayed to the same extent that payment of consideration to holders of Shares in connection with the Transaction is delayed as a result of escrows, earn-outs, holdbacks, or any other contingencies.

13.3. The Committee need not take the same action under this Section 13 with respect to all Awards or with respect to all Participants and may, in its discretion, take different actions with respect to vested and unvested portions of an Award. No fractional shares or securities shall be issued pursuant to any adjustment made pursuant to this Section 13, and any fractional shares or securities resulting from any such adjustment shall be eliminated by rounding downward to the next whole share or security, either with or without payment in respect thereof, as determined by the Committee. All determinations required to be made under this Section 13 shall be made by the Committee in its discretion and shall be final and binding.

14. Termination or Amendment. The Board may amend or terminate the Plan in any respect at any time; provided, however, that after the stockholders of the Company have approved the Plan, the Board shall not amend or terminate the Plan without approval of (a) the Company’s stockholders to the extent applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, requires stockholder approval of the amendment or termination, and (b) each affected Participant if the amendment or termination would adversely affect the Participant’s rights or obligations under any Award granted prior to the date of the amendment or termination.

15. Modification, Substitution of Awards.

15.1. Subject to the terms and conditions of the Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under such Award, and (b) except as approved by the Company’s stockholders and subject to Section 13, in no event may an Option be (i) modified to reduce the Exercise Price of the Option or (ii) cancelled or surrendered in consideration for cash, other Awards, or the grant of a new Option with a lower Exercise Price.

15.2. Anything contained herein to the contrary notwithstanding, Awards may, in the discretion of the Committee, be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or an Affiliate. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards shall not be counted toward the Share limit imposed by Section 5.3, except to the extent the Committee determines that counting such Awards is required in order for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

16. Stockholder Approval. The Plan, and any amendments hereto requiring stockholder approval pursuant to Section 14, are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board. If the adoption of the Plan is not so approved by the Company’s stockholders, any Awards granted under the Plan shall be cancelled and void ab initio immediately following such next annual or special meeting of stockholders.

17. Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local, and foreign tax withholding requirements. To the extent authorized by the Committee, and in accordance with such rules as the Committee may prescribe, a Participant may satisfy any withholding tax requirements by one or any combination of the following means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.

18. Term of Plan. Unless sooner terminated by the Board pursuant to Section 14, the Plan shall terminate on the date that is ten years after the Effective Date, and no Awards may be granted or awarded after such date. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

19. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

20. General Provisions.

20.1. The establishment of the Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan. Participation in the Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

20.2. Neither the adoption of the Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant or assume options, warrants, rights, restricted stock or other awards otherwise than under the Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

20.3. The interests of any Eligible Person under the Plan and/or any Award granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered except to the extent provided in an Agreement.

20.4. The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

20.5. Notwithstanding any other provision of the Plan or any Agreement to the contrary, Awards and any Shares issued or payments made under Awards shall be subject to any compensation clawback or recoupment policy (or policies) that the Company may have in effect from time to time, subject to such terms and conditions of such policy (or policies).

20.6. The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

20.7. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under the Plan, or record any person as a holder of record of Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations under federal, state or local law the Committee deems applicable.

20.8. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

20.9. Awards granted under this Plan are intended to comply with the requirements of Section 409A of the Code (including the exceptions thereto), to the extent applicable, and shall be interpreted in accordance with such requirements. Notwithstanding anything to the contrary herein, if the issuance of shares or payment of cash under an Agreement constitutes the payment to a Participant of nonqualified deferred compensation for purposes of Section 409A of the Code and the Participant is a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), then such issuance of Shares or payment of cash shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (a) the date specified in the Agreement or (b) the date that is six (6) months after the date of the Participant’s separation from service (or, if earlier, the date of the Participant’s death). In no event shall the Company or any of its Affiliates have any liability to any Participant with respect to any Award failing to qualify for any specific tax treatment (such as an Option designated as an incentive stock option failing to qualify for treatment as an incentive stock option under Section 422 of the Code) or for any taxes or penalties incurred by a Participant under Section 409A of the Code with respect to any Award. The Committee may grant Awards that qualify as performance-based compensation under Section 162(m) and awards that do not so qualify.

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

May 19, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2014

S&T’s Proxy Statement for the 2014 Annual Meeting of Shareholders

and S&T’s Annual Report on Form 10-K in a combined document for the fiscal year ended December 31, 2013 are available at http://proxyvote.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

▼  Please detach along perforated line and mail in the envelope provided.  ▼

M71318-P50770

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

HELD ON MAY 19, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Paul B. Johnston and Sandra G. Ingmire or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on May 19, 2014, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

S&T BANCORP, INC. 800 PHILADELPHIA ST. INDIANA, PA 15701

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STBA14

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M71317-P50770	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

S&T BANCORP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”.		☐	☐	☐
1. ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2015
Nominees:
01)	Todd D. Brice	08) David L. Krieger
02)	John J. Delaney	09) James C. Miller
03)	Michael J. Donnelly	10) Fred J. Morelli, Jr.
04)	William J. Gatti	11) Frank J. Palermo, Jr.
05)	Jeffrey D. Grube	12) Christine J. Toretti
06)	Frank W. Jones	13) Charles G. Urtin
07)	Joseph A. Kirk

Vote on Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 4.						For	Against	Abstain

2. TO RATIFY THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2014.						☐	☐	☐
3. TO APPROVE THE NON-BINDING PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.						☐	☐	☐
4. TO APPROVE THE ADOPTION OF THE S&T BANCORP, INC. 2014 INCENTIVE PLAN.						☐	☐	☐
TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on March 21, 2014 are entitled to notice of and to vote at such meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space on reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)		Date